Exhibit 10.1

EXECUTION VERSION

$100,000,000

SUBORDINATED DELAYED DRAW CREDIT AGREEMENT

Dated as of April 18, 2014,

among

GENCORP INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Initial Lenders,

and

THE BANK OF NEW YORK MELLON,

as Administrative Agent,

Page

i

(continued)
Page

ii

(continued)
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SCHEDULES

Schedule I -- Commitments

EXHIBITS

Exhibit A -- Form of Note
Exhibit B -- Form of Notice of Borrowing
Exhibit C -- Form of Assignment and Acceptance
Exhibit D -- Form of Solvency Certificate
Exhibit E -- Form of Conversion Notice

iii

SUBORDINATED DELAYED DRAW CREDIT AGREEMENT

Dated as of April 18, 2014

GENCORP INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) as reflected on the List of Lenders (as defined below), The Bank of New York Mellon (“BNYM”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 7.06, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of United Technologies Corporation’s Pratt & Whitney Rocketdyne business by certain wholly-owned subsidiaries of the Borrower as contemplated under the Acquisition Agreement.

“Acquisition Agreement” means the Stock and Purchase Agreement, by and among the Borrower and United Technologies Corporation dated as of July 22, 2012 and, unless otherwise expressly stated or the context otherwise requires, as in effect on January 18, 2013.

“Adjusted LIBOR Rate” means, for any Interest Period for each Term Loan comprising part of the same Borrowing, the greater of (a) the LIBOR Rate for such Term Loan in effect for such Interest Period and (b) 1.00% per annum.  The Adjusted LIBOR Rate in respect of any New Term Loans shall be such rate per annum set forth in the relevant Incremental Amendment.

“Administrative Agent Fee Letter” means that certain fee schedule from BNYM to the Borrower, dated April 10, 2014, concerning certain fees and expenses to be paid by the Borrower in connection with this Agreement, as the same may be amended, supplemented or replaced from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or reasonably satisfactory to the Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Transaction” has the meaning specified in Section 5.14.

“Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Agent’s Account” means the account of the Agent maintained by the Agent at The Bank of New York Mellon, with its office at New York, New York, ABA Number 021000018, Account Number 8900415460, Reference: GenCorp Inc., or such other account of the Agent as the Agent shall designate in writing to the Borrower in accordance with Section 8.02.

“Agreement” means this Subordinated Delayed Draw Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 8.14(b).

“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including Executive Order No.  13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing these Laws.

“Applicable Creditor” has the meaning assigned to such term in Section 8.14(b).

“Applicable Margin” means, with respect to Initial Term Loans, (i) for LIBOR Rate Loans, 8.50%, and (ii) for Base Rate Loans, 7.50%.  The Applicable Margin in respect of any Incremental Term Loans and New Term Loans shall be the applicable percentage per annum set forth in the relevant Incremental Amendment.

“Appropriate Lender” means, at any time, with respect to Term Loans of any class, the Lenders of such class.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries (including Equity Interests in any Subsidiary of the Borrower or another Restricted Subsidiary) other than in the ordinary course of business.  For purposes of this definition, the term “Asset Sale” shall not include:

(1)           transfers of cash or Cash Equivalents;

(2)           transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.15 or Section 5.25;

(3)           Permitted Investments and Restricted Payments permitted under Section 5.10;

(4)           the creation of or realization on any Lien permitted under this Agreement and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(5)           transfers of damaged, worn-out or obsolete equipment or assets that, in the Borrower’s reasonable judgment, are no longer used or useful in the business of the Borrower or its Restricted Subsidiaries;

(6)           sales or grants of licenses or sublicenses to use the Intellectual Property, and licenses, leases or subleases of other assets, of the Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of the Borrower and the Restricted Subsidiaries;

(7)           the trade or exchange by the Borrower or any Restricted Subsidiary of any asset for any other asset or assets; provided that the fair market value of the asset or assets received by the Borrower or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors or an executive officer of the Borrower or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Borrower or any Restricted Subsidiary pursuant to such trade or exchange; and provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents shall be deemed proceeds of an “Asset Sale,” subject to the following clause (8);

(8)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the assets transferred in such transaction or any such series of related transactions does not exceed $20.0 million;

(9)           a Sale and Leaseback Transaction with respect to any assets within 180 days of the acquisition of such assets or a Sale and Leaseback Transaction with respect to any assets;

(10)         foreclosures on assets held as security pledged in accordance with the terms of the Second Priority Notes Indenture;

(11)         any sale or transfer of any assets of, or any Equity Interests in, an Excluded Subsidiary;

(12)         sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(13)         any sale, discount, transfer or other disposition of receivables arising in the ordinary course of business or any sale, transfer or other disposition of property or assets in the ordinary course of business.

“Asset Sale Repayment Offer” has the meaning specified in Section 5.11.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bankruptcy Event” means, with respect to any Person, such Person has become or is insolvent or such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity), or, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by any governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” has the meaning specified in Section 6.01.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent at its principal office in New York City as its “prime rate” and (c)  2.00%.  The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation;

(2)           with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Term Loans made on the same date and as to which a single Interest Period is in effect.

 “Business” has the meaning specified in Section 4.01(r)(ii).

“Business Day” means (i) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to remain closed and (ii) if such day relates to LIBOR Rate Loans, any such day described in clause (i) and which is also a day for trading by banks in dollar deposits in the London interbank market.

“Calculation Date” means the date on which the event for which the calculation of the Consolidated First Priority Leverage Ratio or the Fixed Charge Coverage Ratio shall occur.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(3)           certificates of deposit and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper and variable or fixed rate notes issued by banks, financial institutions and corporations rated A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s and in each case maturing within twelve (12) months after the date of acquisition;

(6)           auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with maturities of six (6) months or less;

(7)           investments in money market and tax-exempt mutual funds that (i) comply with Rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) invest substantially all their assets in securities of the types described in clauses (1) through (6) of this definition.

“Cash Management Obligations” means, with respect to any Person, all obligations (including fees, expenses and overdrafts and related liabilities) of such Person to any other Person that arise from Treasury Management Arrangements.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of one or more of the following events:

(1)           a “person” or “group” other than the Borrower or its Subsidiaries files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act accurately disclosing that such person or group has become the direct or indirect Beneficial Owner of Voting Stock of the Borrower representing more than 50% of the voting power of the Voting Stock of the Borrower;

(2)           the consummation of any binding share exchange, consolidation or merger of the Borrower with or into any other Person pursuant to which the Voting Stock of the Borrower will be converted into cash, securities or other property, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Borrower’s assets and those of its Subsidiaries taken as a whole to any Person, other than:

(a)           any transaction pursuant to which the holders of more than 50% of the voting power of the Voting Stock of the Borrower immediately prior to such transaction have the right to exercise, directly or indirectly, more than 50% of the total voting power of all shares of Capital Stock or other securities entitled to vote generally in elections of members of the Board of Directors of the continuing, surviving or successor Person immediately after giving effect to such transaction, or have the power, directly or indirectly, to elect a majority of the members of the Board of Directors of any such Person, and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities received in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction; or

(b)           any such transaction effected primarily for the purpose of changing the Borrower’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Voting Stock of the Borrower, if at all, solely into shares of common stock of the surviving entity or a direct or indirect parent of the surviving entity; or

(3)           the Borrower’s shareholders approve any plan or proposal for the liquidation or dissolution of the Borrower (whether or not in compliance with this Agreement).

For purposes of this definition of “Change of Control,” the terms “person” and “group” have the meanings given them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purposes of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Change of Control Repayment Amount” has the meaning specified in Section 5.15.

“Change of Control Repayment Date” has the meaning specified in Section 5.15.

“Change of Control Repayment Offer” has the meaning specified in Section 5.15.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Term Loan or Commitment with respect to a particular Class of Term Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Commitments, Incremental Commitments or New Commitments of a given tranche and (c) when used with respect to Term Loans or a Borrowing, refers to whether such Term Loans, or the Term Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, or Term Loans of a given tranche. Commitments (and in each case, the Term Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Term Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Code” means the Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment” means, as to each Lender, such Lender’s Initial Commitment, Incremental Commitment and/or New Commitment, as applicable.

“Commitment Termination Date” means the earliest of (a) April 18, 2015, (b) the date on which the Initial Commitments are fully utilized and (c) the date of termination in whole of the undrawn Initial Commitments pursuant to Section 2.05 or 6.01.

“Commonly Controlled Entity ” means an entity, whether or not incorporated, which is under common control with the Borrower or a Subsidiary within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower or a Subsidiary and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication), to the extent the same was deducted in computing such Consolidated Net Income (other than with respect to clause (9) below):

(1)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

(2)           Fixed Charges; plus

(3)           depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding amortization of a prepaid cash expense that was paid in a prior period, and provided that if any such other non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period and (B) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent) of such Person and its Subsidiaries for such period; plus

(4)           all extraordinary or non-recurring gains or losses (net of fees and expenses relating to the event or transaction giving rise thereto); plus

(5)           any fees, charges and expenses, or any amortization or write-off thereof, incurred in connection with the Transactions or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction (including the termination of existing Hedging Obligations in connection therewith) or amendment or other modification of any debt instrument; and any charges incurred as a result of any such transaction; plus

(6)           the amount of any restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of assets and from closures); plus

(7)           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interest of third parties in any non-wholly owned subsidiary; plus

(8)           charges related to legal matters involving the Borrower and its Subsidiaries with respect to the Specified Legal Claims in an amount not to exceed $30 million in the aggregate after the Effective Date; plus

(9)           the amount of net cost savings and synergies projected by the Borrower, as determined by a responsible financial or accounting officer of the Borrower, to be realized as a result of specified actions taken or are reasonably expected to be taken within 12 months after the date of determination to take such action, in the reasonable judgment of a responsible financial or accounting officer of the Borrower (calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings or synergies are reasonably identifiable and factually supportable (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio” or “Consolidated First Priority Leverage Ratio”); plus

(10)         earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; minus

(11)         non-cash items increasing such Consolidated Net Income for such period, other than revenue and expense accruals consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Borrower shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent (and in the same proportion, including by reason of minority interests) that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated First Priority Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries secured by a First Priority Lien, determined on a consolidated basis as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.

 “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)           the Net Income of any Person that is not a Restricted Subsidiary (including, without limitation, Unrestricted Subsidiaries) or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)           the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders; and

(3)           the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries secured by a Lien, determined on a consolidated basis as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the First Priority Credit Agreement and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Borrower’s Obligations under the First Priority Credit Agreement), indentures or commercial paper facilities, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” has the meaning specified in Section 6.01.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” means, at any time, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Term Loans or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including any particular Default, if applicable) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including any particular Default, if applicable) to funding a Term Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Term Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s or the Borrower’s receipt of such certification, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event.  Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Designated Non-Cash Consideration“ means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

“Designated Senior Indebtedness” means (i) Indebtedness under or in respect of the Credit Facilities or any credit facility or credit line of any Foreign Subsidiary of the Borrower, (ii) Indebtedness under or in respect of the Second Priority Notes and (iii) any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25 million.  The instrument, agreement or other document evidencing any Designated Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness under this Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date, (b) provides for scheduled payments of dividends in cash or (c) is or becomes convertible into or exchangeable for indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is one year after the Maturity Date at the time of such issuance.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless and until the Borrower complies with Section 5.10.  The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that is not an Ineligible Assignee.

“Embargoed Person” has the meaning specified in Section 5.29(c).

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any governmental authority (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning specified in Section 6.01.

“Excess Proceeds” has the meaning specified in Section 5.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” means information regarding the Borrower and its Affiliates not known to any Lender that may be material to a decision by such Lender to assign its Term Loans to the Borrower (including Material Non-Public Information).

“Excluded Subsidiaries” means (i) Easton Development Company, LLC and (ii) any other direct or indirect Subsidiary or Joint Venture of the Borrower (whether now or hereafter existing) formed for the sole purpose of holding, managing, developing or monetizing any of the real property assets of such Person and any other activity reasonably related thereto and designated as an Excluded Subsidiary by the Borrower; provided that (a) such Excluded Subsidiary shall not guaranty the First Priority Credit Agreement, the Second Priority Notes or any replacements or refinancing thereof and (b) in the case of any Excluded Subsidiary formed after the date of this Agreement, such Excluded Subsidiary, if a Subsidiary of the Borrower, shall have been and continue to be an Unrestricted Subsidiary designated as such in accordance with this Agreement.

“Executive Order” means Executive Order No. 13,224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing 2.25% Convertible Subordinated Debentures” means the Borrower’s existing convertible subordinated debentures due 2024 pursuant to that certain indenture, dated as of November 23, 2004 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Existing 4.0625% Convertible Subordinated Debentures” means the Borrower’s existing convertible subordinated debentures due 2039 pursuant to that certain indenture, dated as of December 21, 2009 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under the First Priority Credit Agreement but including Indebtedness under the Second Priority Notes and the Existing Subordinated Debentures) in existence on the Second Priority Notes Issue Date, until such amounts are repaid.

“Existing Subordinated Debentures” means (i) the Existing 2.25% Convertible Subordinated Debentures and (ii) the Existing 4.0625% Convertible Subordinated Debentures.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Borrower in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Borrower or an authorized committee thereof in good faith (including as to the value of all non-cash consideration).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 or 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Fee Letter” means the fee letter, dated April 18, 2014, among the Borrower and the Initial Lenders.

“First Lien Agent” means Wells Fargo Bank, National Association, a national banking association, in its capacity as agent (together with its successors and assigns in such capacity) pursuant to the First Priority Credit Agreement for the First Priority Lenders.

“First Priority Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 18, 2011, as amended by the First Amendment dated as of May 30, 2012, as further amended by the Second Amendment dated as of August 16, 2012, and as further amended by the Third Amendment dated as of January 14, 2013 by and among the Borrower, the guarantor subsidiaries named therein, Wells Fargo Bank, National Association, as Administrative Agent, the other lenders named therein and the other arrangers or agents party thereto, including any related letters of credit, notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, in which case, the credit agreement or other debt agreement (including any indenture in the case of debt securities) together with all other documents and instruments related shall constitute the “First Priority Credit Agreement,” whether with the same or different agents and lenders or institutional investors.

“First Priority Credit Documents” means the First Priority Credit Agreement, the other Loan Documents (as defined in the First Priority Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First Priority Obligation and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation (including any security, intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing the Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Priority Documents” means the First Priority Credit Documents and any and all documents governing the Hedging Obligations.

“First Priority Lenders” means the “Lenders” from time to time party to, and as defined in, the First Priority Credit Agreement, together with their respective successors and assigns; provided that the term “First Priority Lender” shall also include each letter of credit issuer and swingline lender under the First Priority Credit Agreement, any affiliate of a Lender that is a holder of First Priority Obligations and the “Issuing Bank,” the “Swingline Lender,” the “Administrative Agent” and the “Syndication Agent,” or similar agency position thereof, under (and each as defined in) the First Priority Credit Agreement and any other lender or investor that is a holder of a First Priority Obligation.

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Obligations” means (1) (a) (i) the principal and premium, if any, and interest (including any Post-Petition Interest, whether or not allowable) on all loans or advances made pursuant to, or the issuance of any Indebtedness under, the First Priority Credit Agreement (or any financing replacing, renewing or refinancing the First Priority Credit Agreement), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower or any Restricted Subsidiary in respect of any letter of credit or similar instrument issued under the First Priority Credit Agreement, when and as due, including payments in respect of reimbursement of disbursements made by any “Issuing Bank” (as defined in the First Priority Credit Agreement) with respect thereto, interest thereon and obligations to provide cash collateral in connection therewith and (iii) all other monetary obligations of the Borrower or any Restricted Subsidiary to any of the First Priority Lenders under the First Priority Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to the First Priority Documents, (c) the due and punctual payment and performance of all the obligations of each Restricted Subsidiary under or pursuant to the First Priority Documents, (d) all Hedging Obligations to First Priority Lenders and (e) all Cash Management Obligations to First Priority Lenders and (2) all Obligations of the type described in clause (1) under any other Credit Facilities governing Indebtedness incurred under clause (1) or (2) of Section 5.09(b) (or Permitted Refinancing Indebtedness incurred under clause (5) thereof).  To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any of the Borrower or any Restricted Subsidiary, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in whole or in part, or is otherwise set aside or required to be returned or paid to a debtor in possession, any holder of Second Priority Obligations, any receiver or any similar Person, then the obligation or part thereof originally intended to be satisfied by such payment shall, for the purposes of the intercreditor agreement between the agent for the First Priority Lenders  and the agent for the holders of Second Priority Obligations and the rights and obligations of the First Priority Lenders and the holders of Second Priority Obligations, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Secured Parties” means the First Lien Agent and the First Priority Lenders.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act and as otherwise permitted in accordance with the definition of “Consolidated Cash Flow”;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4)           consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding (x) any non-cash interest payments attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (y) any non-cash imputed interest component of Obligations not constituting Indebtedness), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt in connection with Sale and Leaseback Transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of deferred financing fees, debt issuance costs, debt discount and premium and any interest obligations paid in shares of Capital Stock (other than Disqualified Stock) of the Borrower; plus

(2)           the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Lender” has the meaning specified in Section 2.11(g).

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which a majority of its sales (determined on a consolidated basis in accordance with GAAP) is generated from or derived from operations outside the United States of America and a majority of its assets is located outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, provided that solely for purposes of the definition of “Capital Lease Obligations,” the term “GAAP” shall mean generally accepted accounting principles which are in effect on the date of this Agreement.

“Government Securities” means securities that are:

(1)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)           interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2)           commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(3)           foreign exchange contracts, currency swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.

“Incremental Amendment” has the meaning specified in Section 2.05(d)(ii).

“Incremental Commitment” means, for any Lender, any commitment by such Lender to make Term Loans under any then existing Term Loan Facility pursuant to Section 2.01 as agreed to by such Lender pursuant to Section 2.05(d); it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the applicable Term Loan Facility of such Lender for all purposes of this Agreement as contemplated by Section 2.05(d).

“Incremental Lender” has the meaning specified in Section 2.05(d)(i).

“Incremental Term Loans” has the meaning specified in Section 2.05(d)(i).

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)           borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations of such Person described in clause (5) below or entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(3)           banker’s acceptances;

(4)           Capital Lease Obligations;

(5)           the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(6)           Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of protecting the Borrower or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7)           Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)           the accreted value thereof, in the case of any indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Ineligible Assignee” means (a) a natural person, (b) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Term Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (c) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (c), and (d) except as provided in Section 8.07, the Borrower or any of its Affiliates.

“Information” has the meaning specified in Section 8.13(a).

“Initial Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in the amount set forth opposite such Lender’s name on the Schedule I attached hereto or, if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), in each case as such amount may be adjusted from time to time in accordance with this Agreement.

“Initial Lenders” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Term Loan Facility” means the term loan facility established pursuant to Article II.

“Initial Term Loan Maturity Date” means the earlier of (a) April 18, 2022 and (b) the date on which the aggregate principal amount of outstanding Initial Term Loans has been declared or automatically has become due and payable (whether by acceleration or otherwise pursuant to Section 2.05 or 6.01).

“Initial Term Loans” means the term loans made by the Lenders pursuant to Section 2.01(a).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, know-how, licenses and all other intellectual property rights, whether registered or unregistered, and all applications therefor, as well as all goodwill associated therewith and all rights to sue for infringement thereof.

“Interest Payment Date” means each November 30, February 28, May 31 and August 31 and the Maturity Date of the Term Loan Facility under which such Term Loan was made.

“Interest Period” means, with respect to any Term Loan:

(a)           initially, the period commencing on the date such Term Loan is made and ending on the first Interest Payment Date after such Term Loan is made; and

(b)           thereafter, each period commencing on the first day after an Interest Payment Date and ending on the next succeeding Interest Payment Date.

The Interest Period for each Borrowing of Term Loans shall automatically be reset on each Interest Payment Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other arrangements, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses, deposits or other similar accounting classifications customarily used by the Borrower, on the balance sheet of the Borrower or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 5.10(d).  The acquisition by the Borrower or any Restricted Subsidiary of the Borrower of a Person that holds as its principal assets Investments in a third Person shall be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 5.10(d).

“Joint Venture” means any corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person that is not the Borrower or any Subsidiary in order to conduct a common venture or enterprise with such Person.

“Judgment Currency” has the meaning assigned to such term in Section 8.14(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Agent or any Lender.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“LIBOR Rate” means, for any Interest Period for each Term Loan comprising part of the same Borrowing, the rate fixed by the ICE Benchmark Administration Limited (“ICE”) for United States Dollar deposits in the London interbank market (or such other entity assuming the responsibility of ICE in calculating the LIBOR Rate in the event that ICE no longer fixes such rate), as such rate appears: (i) on the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case at approximately 11:00 A.M. (London time) one Business Day prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, divided by (b) one minus the LIBOR Rate Reserve Percentage.  In the event that the rate described in clause (a) of the preceding sentence is not so available at such time for any reason, then the rate for purposes of clause (a) of the preceding sentence for such Interest Period shall be the rate per annum at which deposits in dollars are offered to the Agent in the London interbank market at approximately 11:00 A.M. (London time) one (1) Business Day before the first day of such Interest Period in an amount approximately equal to the principal amount of the Term Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.  If the Agent does not furnish a timely rate quotation for purposes of the immediately preceding sentence, the provisions of Section 2.09(a) shall apply.  Notwithstanding the foregoing, if the rate for the purposes of clause (a) of the first sentence of this definition shall be below zero, such rate will be deemed to be zero.

“LIBOR Rate Loan” means any Term Loan that bears interest at the Adjusted LIBOR Rate.

“LIBOR Rate Reserve Percentage” means, for any Interest Period for all Term Loans comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Term Loans is determined) having a term comparable to such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“List of Lenders” means the list of Initial Lenders attached to the Fee Letter.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations, when such obligations are required to be performed, under this Agreement or any of the Notes or (c) the validity or enforceability of this Agreement or any of the Notes or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries representing at least 7.5% of the total expected consolidated revenues of the Borrower and its Subsidiaries for the current fiscal year and (b) any other contract, agreement, permit or license, written or oral, of the Borrower or any of its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew in accordance with the terms thereof by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by the Borrower or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means, with respect to the Initial Term Loan Facility or any Incremental Term Loans, the Initial Term Loan Maturity Date, as the case may be; provided, that the reference to Maturity Date with respect to any New Term Loans shall be the final maturity date as specified in the applicable Incremental Amendment.

“Maximum Incremental Amount” means, at any date of determination, (a)(i) $100,000,000 minus (ii) the sum of (A) the aggregate principal amount of Incremental Term Loans made pursuant to Section 2.05(d) prior to such date plus (B) the aggregate principal amount of New Term Loans made pursuant to Section 2.05(e) prior to such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication, however:

(1)           any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:  (a) any asset sale outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)           any non-cash restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of assets and from closures);

(3)           any extraordinary, non-recurring or unusual gain (or loss), expense or charge, together with any related provision for taxes on such gain (or loss), expense or charge including (a) acquisition-related pension or employee benefit expenses and (b) fees and expenses related to equity and debt issuances, acquisitions or Permitted Investments;

(4)           any net income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period);

(5)           any gain (or loss), together with any related provision for taxes on such gain (or loss), attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments (including any premiums paid) and the write-off of any issuance costs incurred by such Person in connection with the refinancing or repayment of any Indebtedness;

(6)           any after-tax effect of income (or loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments;

(7)           any non-cash charge, expense or other impact or adjustment attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(8)           any non-cash asset impairment charge, including with respect to goodwill or other intangible assets and equity method investments and any write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable);

(9)           any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of such Person, provided, that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Borrower (other than Disqualified Stock);

(10)         any non-cash gains or losses, together with any related provision for taxes on such gains or losses, related to retirement benefit plans of such Person and any non-cash employee-related benefit expenses;

(11)         accruals and reserves that are established within 12 months after June 14, 2013 that are established as a result of the Acquisition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies;

(12)         any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Person denominated in a currency other than the functional currency of such Person;

(13)         the non-cash portion of “straight-line” rent expense; and

(14)         non-cash charges for deferred tax asset allowances.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of: (i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof; (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition); (iii) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (iv) distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale; (v) the amount of any purchase price or similar adjustment claimed, owed or otherwise paid or payable by the Borrower or a Restricted Subsidiary in respect to such Asset Sale; and (vi) the amount of any liability or obligations in respect of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Agent, (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment of any such obligation or liability)  shall be deemed Net Proceeds on the date of  such reduction).

“New Commitment” means, for each Lender, any commitment to make New Term Loans provided by such Lender pursuant to Section 2.05(e) in such amount as agreed by such Lender.

“New Term Loan Facility” means any Term Loan Facility provided by a Lender (including any New Term Loan Lender) pursuant to Section 2.05(e)).

“New Term Loan Lender” has the meaning specified in Section 2.05(e)(i).

“New Term Loan” has the meaning specified in Section 2.05(e)(i).

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 8.01, and that has been consented to by the Required Lenders.

“Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Borrower.

“Officers’ Certificate” means a certificate signed by two officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Borrower.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Required Lenders, that meets the requirements of this Agreement.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment Blockage Period” has the meaning specified in Section 9.05.

“Payment Default” has the meaning specified in Section 9.05.

“Payment of the Term Loans” has the meaning specified in Section 9.05.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the date of this Agreement and other businesses reasonably related or ancillary thereto.

“Permitted Debt” has the meaning specified in Section 5.09.

“Permitted Investments” means:

(1)           any Investment in the Borrower or in a Restricted Subsidiary (including, without limitation, Guarantees of Obligations with respect to any Credit Facilities);

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.11;

(5)           Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(6)           Hedging Obligations that are incurred for the purpose of protecting the Borrower or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)           loans and advances to directors, employees and officers of the Borrower and the Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) and (ii) to purchase Equity Interests of the Borrower, in each case, not in excess of $2.5 million at any one time outstanding;

(8)           receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(9)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(10)         Investments made by the Borrower or a Restricted Subsidiary for consideration consisting only of Equity Interests of the Borrower or any of its Subsidiaries;

(11)         Investments existing on the Second Priority Notes Issue Date;

(12)         repurchases of, or other Investments in, the Second Priority Notes;

(13)         advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(14)         other Investments (including Investments in Unrestricted Subsidiaries) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the Second Priority Notes Issue Date, that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 6.75% of the Consolidated Total Assets of the Borrower;

(15)         Investments in Permitted Joint Ventures and /or a Permitted Business having an aggregate fair market value, taken together with all Investments made pursuant to this clause (15), that are at the time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.25% of the Consolidated Total Assets of the Borrower;

(16)         Investments in Excluded Subsidiaries, provided such Investment is a non-cash Investment in the form of a contribution of real estate assets or rights or ownership in or of real property from the Borrower or a Restricted Subsidiary to an Excluded Subsidiary;

(17)         stock, obligations or securities received in satisfaction of judgments; and

(18)         any Investment in securities having an Investment Grade Rating.

“Permitted Joint Venture” means any Person which is not a Subsidiary and is, directly or indirectly, through its Subsidiaries or otherwise, engaged principally in a Permitted Business, and a portion of the Equity Interests of which is owned by the Borrower or its Restricted Subsidiaries, on the one hand, and one or more Persons other than the Borrower or any Affiliate of the Borrower, on the other hand.

“Permitted Liens” means:

(1)           Liens on the assets of the Borrower and any Restricted Subsidiary securing any Senior Indebtedness;

(2)           Liens in favor of the Borrower or any Restricted Subsidiary;

(3)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower (or any Lien on the proceeds from any sale, liquidation or other disposition of such property); provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary;

(4)           Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower (or any Lien on the proceeds from any sale, liquidation or other disposition of such property), provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary;

(5)           Liens existing on the Second Priority Notes Issue Date;

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 5.09(b) covering only the assets acquired with such Indebtedness (or any Lien on the proceeds from any sale, liquidation or other disposition of such assets);

(7)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(9)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(10)         Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation;

(11)         other Liens with respect to obligations that do not in the aggregate exceed $30.0 million at any time outstanding;

(12)         Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries incurred in accordance with clause (13) of Section 5.09(b);

(13)         Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(14)         Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(15)         Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(16)         attachment or judgment Liens not giving rise to a Default or an Event of Default;

(17)         Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(18)         pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Borrower or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which the Borrower or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(19)         Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(20)         encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the Borrower or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or such Restricted Subsidiary;

(21)         leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; and

(22)         Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses, fees and defeasance costs incurred in connection therewith);

(2)           (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the then latest Stated Maturity of the Term Loans, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the then latest Stated Maturity of the Term Loans, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Term Loans;

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Subordinated Obligation, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Term Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness must be unsecured;

(5)           such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(6)           such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Indebtedness is incurred is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded that were due on or after the date that is one year following the Maturity Date were instead due on such date.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency proceeding, whether or not allowed or allowable as a claim in any such insolvency proceeding.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Properties” has the meaning specified in Section 4.01(r)(i).

“Pro Rata Share” means, with respect to any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be such Lender’s outstanding Term Loans at such time (or if there shall exist any undrawn Commitment of such Lender at such time, the sum of (x) the aggregate principal amount of such Lender’s Term Loans outstanding at such time and (y) such Lender’s undrawn Commitments that have not been terminated), and the denominator of which shall be the aggregate principal amount of all the Term Loans of all of the Lenders outstanding at such time (or if there shall exist any undrawn Commitments of the Lenders at such time, the sum of (x) the aggregate principal amount of all Lenders’ Term Loans outstanding at such time and (y) the aggregate undrawn Commitments of all of the Lenders that have not been terminated); provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Qualified Securitization Facility” means any Securitization Facility constituting a securitization financing facility that meets the following conditions: (i) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Borrower and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower).

“Register” has the meaning specified in Section 8.07(d).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. §4043.

“Representative” means (a) the indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required Persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Term Loans under such Class and (ii) the aggregate unused Commitments under such Class; provided that, the unused Commitments of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means at any time Lenders holding more than 50% of the aggregate outstanding Term Loans at such time (or if any portion of the Commitments are undrawn, Lenders holding more than 50% of the sum of the aggregate outstanding Term Loans and aggregate undrawn Commitments); provided, however, that to the extent any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loans and Commitments, as applicable, shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescission Offer” means a rescission offer or offers to be launched by the Borrower under which the Borrower will offer (using cash and/or Capital Stock) to (a) rescind and repurchase the units (consisting, in part, of Capital Stock of the Borrower), including any unrealized losses with respect to such units, sold to or issued to Persons in the GenCorp Stock Fund of the GenCorp Savings Plan who may have been deemed to have purchased such units that were “sold” in violation of Section 5 of the Securities Act, or any similar state laws, (b) make payments to Persons who sold such units at a loss or who have unrealized losses with respect to such units and (c) pay interest to affected Persons; provided that the Rescission Offer shall not include the rescission of units purchased by participants after the effective date of the Borrower’s registration statement on Form S-8 dated June 30, 2008.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 5.10.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

 “Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Second Priority Liens” means all Liens securing the Second Priority Obligations.

“Second Priority Notes” means the Borrower’s 7.125% Second-Priority Senior Secured Notes due 2021 issued pursuant to the Second Priority Notes Indenture, whether prior to or following the date of this Agreement.

“Second Priority Notes Indenture” means that certain indenture, dated as of January 28, 2013 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent.

“Second Priority Notes Issue Date” means January 28, 2013.

“Second Priority Notes Trustee” means U.S. Bank National Association or any successor trustee appointed under the Second Priority Notes Indenture.

“Second Priority Obligations” means the Indebtedness incurred and Obligations under the Second Priority Notes Indenture, any Indebtedness incurred in connection with a permitted refinancing of the Second Priority Notes that is secured by a second-priority lien on the assets of the Borrower and the guarantors thereunder and any Obligations under any Indebtedness permitted to be incurred under the Second Priority Notes Indenture that qualifies as “Permitted Additional Pari Passu Obligations” as such term is defined in the Second Priority Notes Indenture.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means the principal of, premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of, and any other payments due pursuant to, any Indebtedness of the Borrower, whether outstanding on the date hereof or incurred or created thereafter, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same expressly provides that such Indebtedness shall not be senior in right of payment to the Term Loans.  Senior Indebtedness does not include:

(1)           Indebtedness or other obligations owed to any of the Borrower’s Subsidiaries or Affiliates;

(2)           trade account payables or any other obligation of the Borrower to trade accounts created or assumed by the Borrower incurred in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(3)           any liabilities for federal, state, local or other taxes owed or owing by the Borrower or any of its Subsidiaries;

(4)           the Borrower’s obligations under the Existing Subordinated Debentures; and

(5)           Subordinated Obligations.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Exchange Act.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Specified Legal Claims” means (a) claims arising from environmental and litigation matters described in the Borrower’s Annual Reports on Form 10−K or Quarterly Reports on Form 10−Q and (b) Esten Morgan, Shawn Morgan v. Aerojet General Corporation, Arden−Cordova Water Services, Cordova Chemical Company, McDonnell Douglas Corporation and Southern California Water Company, California Superior Court, Sacramento.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means the Existing Subordinated Debentures and any Indebtedness of the Borrower or a Restricted Subsidiary (whether outstanding on the Effective Date or thereafter incurred) which is expressly subordinated by its terms in right of payment to the Term Loans.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Taxes” has the meaning specified in Section 2.11(a).

“Term Loan” means any Initial Term Loan, Incremental Term Loan or New Term Loan, as the context may require.

“Term Loan Facility” means the Initial Term Loan Facility and any New Term Loan Facility.

“Trading with the Enemy Act” has the meaning specified in Section 4.01(o).

“Transactions” shall mean the closing of this Agreement and the consummation of the other transactions contemplated hereby to occur in connection with such closing (including, without limitation, the borrowing of the Term Loans and the payment of fees and expenses in connection with all of the foregoing).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, deposit accounts, overdraft, credit or debit cards, stored value cards, purchase cards (including so called “procurement cards” or “P-cards”), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other similar services.

“U.S.” means the United States of America.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Subsidiary” means (i) Easton Development Company, LLC and (ii) any Subsidiary of the Borrower that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with Section 5.16, and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means the Borrower and the Agent.

SECTION 1.02.     Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.     Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of any provision hereof, or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until the earlier of (i) such notice shall have been withdrawn or (ii) such provision shall have been amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04.     Terms Generally.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any statute or regulatory provision shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulatory provision.

SECTION 1.05.     Pro Forma Calculation.

For purposes of calculating the Consolidated First Priority Leverage Ratio and the Consolidated Secured Leverage Ratio:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act and as otherwise permitted in accordance with the definition of “Consolidated Cash Flow”; and

(2)           in the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business) or issues, redeems, repays or retires Preferred Stock, in each case, subsequent to such reference period and on or prior to the Calculation Date, then the Consolidated First Priority Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, redemption, repayment or retirement of Preferred Stock, as if they had occurred on the first day of the four-quarter reference period.

ARTICLE II
TERM LOANS

SECTION 2.01.     Term Loans.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make term loans to the Borrower from time to time on any Business Day (a) on and after the Effective Date but prior to the Commitment Termination Date, in an aggregate principal amount not to exceed such Lender’s Initial Commitment as then in effect, (b) after the Effective Date but prior to the Maturity Date, in an aggregate principal amount not to exceed such Lender’s Incremental Commitment as then in effect and (c) after the Effective Date but prior to the Maturity Date, in an aggregate principal amount not to exceed such Lender’s New Commitment as then in effect. Each Borrowing shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Term Loans made on the same day by the Lenders ratably according to their respective Commitments.  Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02.     Making the Term Loans.

(a)           Notice of Borrowing.

(i)           Each Borrowing shall be made on irrevocable notice, given not later than 12:00 P.M. (New York City time) on the second (2) Business Day prior to the date of the proposed Borrowing, by the Borrower to the Agent, which shall in turn give to each Lender prompt notice thereof.  Each such notice by the Borrower of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed by the Borrower immediately in writing, by facsimile or an email with an attached .pdf of the Notice of Borrowing in substantially the form of Exhibit B hereto, specifying therein the requested date of such Borrowing and the aggregate amount of such Borrowing.  Each Lender shall, before 2:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, make available to the Agent at the Agent’s Account, in same day funds, such Lender’s Pro Rata Share of such Borrowing.  After the Agent’s receipt of such funds and upon the satisfaction or waiver of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(ii)           Subject to Section 2.09 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the option to convert, on any Business Day, all or any part of any Base Rate Loan to a LIBOR Rate Loan. The Borrower shall deliver a conversion notice in the form attached as Exhibit E hereto to the Agent no later than 12:00 P.M. (New York City time) at least two Business Days in advance of the proposed date of conversion. Except as otherwise provided herein, a conversion notice for conversion to any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to effect a conversion in accordance therewith. The Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

(b)           Agent’s Right to Reimbursement with Interest.  Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such Pro Rata Share available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, but shall be under no obligation to, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Agent to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.

(c)           Each Lender Individually Responsible.  The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing. Nothing herein shall be deemed to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of a default hereunder by such Lender.

SECTION 2.03.     [Intentionally Omitted].

SECTION 2.04.     Agent Fees.  The Borrower shall pay to the Agent for its own account the fees specified in the Administrative Agent Fee Letter.

SECTION 2.05.     Termination, Reduction and Increase of Commitments.

(a)           Mandatory Termination. Unless previously terminated, the Commitments under a given Term Loan Facility shall be reduced on each date on which Term Loans under such Term Loan Facility are incurred (after giving effect to the making of Term Loans on such date) by an amount equal to the aggregate principal amount of Term Loans made on such date.  Unless previously terminated, the Initial Commitments shall terminate in full on the Commitment Termination Date.

(b)           Optional Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the then unused Commitments under any Term Loan Facility; provided that (i) each reduction of the Commitments shall be in an amount that is at least $5,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) any partial reduction shall apply to reduce proportionately and permanently the Commitment of each Lender under such Term Loan Facility.

(c)           Notice of Termination or Reduction.  The Borrower shall notify the Agent of any election to terminate or reduce the Commitments of a given Term Loan Facility under Section 2.05(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Lenders with Commitments under such Term Loan Facility of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.05(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of Commitments of a given Term Loan Facility shall be permanent.  Each reduction of Commitments of a given Term Loan Facility shall be made ratably (based upon their Pro Rata Shares) among the Lenders in accordance with their respective Commitments under such Term Loan Facility.

(d)           Incremental Commitments.

(i)           The Borrower shall have the right to request (by written notice to the Agent), at any time after the Effective Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders (each, an “Incremental Lender”)) provide an increase in any existing Class of Commitments and/or Term Loans (except as otherwise provided in this clause (d), which shall be on the same terms as, and become a part of, the applicable Class of Commitments and/or Term Loans hereunder) and, subject to the terms and conditions contained in this Agreement and in the respective commitment agreement with such Incremental Lender, make Term Loans (“Incremental Term Loans”) of the applicable Class pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment such Lender shall not be obligated to fund any Incremental Term Loans; (ii) any Lender (including any Incremental Lender) may so provide an Incremental Commitment without the consent of any other Lender; (iii) each incurrence of Incremental Commitments pursuant to this clause (d) shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment (including any Incremental Lender) of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof; (iv) the aggregate amount of Incremental Commitments to be incurred pursuant to this clause (d) at any time shall not exceed the Maximum Incremental Amount at such time; (v) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Lender in respect of each Incremental Commitment shall be separately agreed to by the Borrower and each such Incremental Lender; (vi) the Incremental Term Loans shall have the same Applicable Margin as the Class of Term Loans to which such Incremental Term Loans are being added; (vii) the proceeds of all Incremental Term Loans to be made pursuant to any Incremental Commitments shall be used only for the purposes permitted by Section 2.17; (viii) Incremental Term Loans shall have the same Maturity Date as the Class of Term Loans to which such Incremental Term Loans are being added; (ix) all Loans subsequently incurred pursuant to such Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement; (x) no Default or Event of Default then exists or would result therefrom; (xi) all of the representations and warranties contained herein are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date);(xii) except as otherwise provided above, such Incremental Commitment and/or Incremental Term Loans shall have the same terms as the Class of Commitments and/or Term Loans to which such Incremental Commitment and/or Incremental Term Loans are being added; (xiii) on the date of the making of such new Incremental Term Loans, such new Incremental Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Term Loans of the same type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding borrowing of Term Loans of the same type with the same Interest Period of the respective Class; (xiv) the Incremental Commitment and Incremental Term Loans must be "fungible" for tax purposes with the Term Loan Facility to which it is added; and (xv) the Borrower agrees to terminate in full any unutilized  Initial Commitments, if any, prior to obtaining any Incremental Commitments. No Incremental Commitment shall be effective until the Agent shall have received a certificate from the Chief Financial Officer or Treasurer of the Borrower confirming that the conditions set forth in this Section 2.05(d) have been satisfied.

(ii)           Incremental Commitments shall become Commitments (or in the case of an Incremental Commitment to be provided by an existing Lender, an increase in such Lender’s applicable Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement executed by the Borrower, each Incremental Lender providing such Commitment and the Agent. The Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Agent (acting at the written direction of Required Lenders) and the Borrower, to effect the provisions of this Section 2.05(d). To the extent reasonably requested by the Agent (acting at the written direction of Required Lenders), the Agent shall have received customary legal opinions, board resolutions, officers’ certificates and/or solvency certificates consistent with those delivered on the Effective Date under Section 3.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Required Lenders).

(iii)          To the extent the provisions of the preceding clause (i)(xiii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding borrowings of LIBOR Rate Loans of the respective Class of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Rate Loans of the respective Class and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Class for funding LIBOR Rate Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders.

(iv)          Notwithstanding anything to the contrary set forth in this Section 2.05(d), the Borrower hereby agrees to offer the existing Lenders a right of first refusal for a period of at least three (3) Business Days to provide any Incremental Commitments on the same terms and conditions offered to any potential Incremental Lender; provided that no Lender shall be obligated to provide such Incremental Commitment.

(e)           New Commitments.

(i)           The Borrower shall have the right to request (by written notice to the Agent), at any time after the Effective Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders (each, a “New Term Loan Lender”)) add one or more new term loan facilities to the Term Loan Facility (each, a “New Term Loan Facility”), New Commitments to the Borrower in respect thereof and, subject to the terms and conditions contained in this Agreement and in the respective commitment agreement with such New Term Loan Lender, make Term Loans (“New Term Loans”) pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide a New Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide a New Commitment, such Lender shall not be obligated to fund any New Term Loans; (ii) any Lender (including any New Term Loan Lender) may so provide a New Commitment without the consent of any other Lender; (iii) the amount of each Class of New Commitments shall be in a minimum aggregate amount for all Lenders which provide a New Commitment under such Class of New Term Loans of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof; (iv) the aggregate amount of all New Commitments provided pursuant to this Section 2.05(e) and the aggregate principal amount of all New Term Loans to be made pursuant thereto shall not exceed the Maximum Incremental Amount at such time; (v) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each New Term Loan Lender in respect of each New Commitment shall be separately agreed to by the Borrower and each such New Term Loan Lender; (vi) each Class of New Term Loans shall (A) have a Maturity Date of no earlier than the Maturity Date of any Class of Term Loans then existing, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for any Class of Term Loans then existing and (C) be subject to the Applicable Margins as are set forth in the commitment agreement governing such Class of New Term Loans; (vii) the proceeds of all New Term Loans shall be used only for the purposes permitted by Section 2.17; (viii) each New Term Loan commitment agreement shall specifically designate the Class or Classes of the New Commitments being provided thereunder (which Class shall be a new Class (i.e., not the same as any other then existing Class of Term Loans)); (ix) all New Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement; (x) each Lender (including any New Term Loan Lender) agreeing to provide a New Commitment shall, subject to satisfaction of the relevant conditions set forth in this Agreement and in the commitment agreement between such Lender and the Borrower, make New Term Loans as specified in such New Term Loan commitment agreement and such New Term Loans shall thereafter be deemed to be New Term Loans under such Class for all purposes of this Agreement; (xi) except as otherwise set forth in this Section 2.05(e) or otherwise as shall be reasonably satisfactory to the Agent (acting at the written direction of Required Lenders), such New Term Loan Facility shall have the same terms as the Initial Term Loan Facility; (xii) each New Term Loan Facility shall share ratably in any prepayments of Term Loans (unless such New Term Loan Facility agrees to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments); (xiii) no Default or Event of Default then exists or would result therefrom; (xiv) all of the representations and warranties contained herein are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); and (xv) the Borrower agrees to terminate in full any unutilized Initial Commitments, if any, prior to obtaining any New Commitments. No New Commitment shall be effective until the Agent shall have received a certificate from the Chief Financial Officer or Treasurer of the Borrower certifying that the conditions set forth in this Section 2.05(e) have been satisfied.

(ii)           New Commitments shall become Commitments under this Agreement pursuant to an Incremental Amendment executed by the Borrower, each New Term Loan Lender providing such New Commitment and the Agent. The Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Agent (acting at the written direction of Required Lenders) and the Borrower, to effect the provisions of this Section 2.05(e). To the extent reasonably requested by the Agent (acting at the written direction of Required Lenders), the Agent shall have received customary legal opinions, board resolutions, officers’ certificates and/or solvency certificates consistent with those delivered on the Effective Date under Section 3.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Required Lenders).

(iii)          Notwithstanding anything to the contrary contained above in this Section 2.05, the New Commitments provided by a New Term Loan Lender or New Term Loan Lenders, as the case may be, shall constitute a new Class, which shall be separate and distinct from the existing Classes pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.)).

(iv)          Notwithstanding anything to the contrary set forth in this Section 2.05(e), the Borrower hereby agrees to offer the existing Lenders a right of first refusal for a period of at least three (3) Business Days to provide any New Commitments on the same terms and conditions offered to any potential New Term Loan Lenders; provided that no Lender shall be obligated to provide such New Commitment.

SECTION 2.06.     Interest on Term Loans.

(a)           Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the date of such Term Loan until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) the Adjusted LIBOR Rate for such Interest Period for such Term Loan plus (y) the Applicable Margin, payable in arrears on each Interest Payment Date; provided that, in the case of Term Loans converted to Base Rate Loans pursuant to  Section 2.09, interest on such Term Loans shall be calculated at a rate per annum equal to the sum of (x) the Base Rate plus (y) the Applicable Margin.

(b)           Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Term Loan as provided in Section 2.06(a).

(c)           Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Agent shall give notice to the Borrower and Lenders of the applicable Interest Period and the applicable interest rate determined by the Agent for purposes of clause (a) above.

SECTION 2.07.     Repayment of Term Loans.  The Borrower shall repay to the Agent for the ratable account of the Appropriate Lenders the aggregate principal amount of all Term Loans then outstanding, on the applicable Maturity Date, together with accrued interest thereon to the date of payment.

SECTION 2.08.     Optional Prepayments of Term Loans.  The Borrower may prepay any Class or Classes of Term Loans in whole or in part at any time without penalty or premium in accordance with this Section 2.08.  The Borrower may, upon at least three Business Days’ notice received not later than 12:00 P.M. (New York City time) on such date to the Agent stating the proposed date, the aggregate principal amount of the prepayment and the Class(es) of Term Loans to be prepaid, which notice shall be irrevocable, and if such notice is given the Borrower shall, prepay for the ratable account of the Appropriate Lenders, in whole or in part, the outstanding principal amount of the Term Loans comprising part of the same Borrowing(s), together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, that a notice of prepayment of all outstanding Term Loans may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied; provided further, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Optional prepayments of Term Loans shall be applied on a pro rata basis (based on the then outstanding principal amount of each Class of Term Loans) to each Class of Term Loans.

SECTION 2.09.     Yield Protection; Illegality; Compensation.

(a)           Inability to Determine Interest Rate.  Notwithstanding any other provision of this Agreement, if (i) the Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding during such Interest Period, the Agent shall forthwith give telephonic notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period.  Any Term Loans that were requested to be made as LIBOR Rate Loans shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Base Rate Loans.  Until any such notice has been withdrawn by the Agent, no further Term Loans shall be made as, continued as, or converted into, LIBOR Rate Loans.

(b)           Illegality.  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for such Lender or its Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its Lending Office the funds with which to make such Term Loans, (a) such Lender shall promptly notify the Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Term Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Term Loans, or within such earlier period as required by Law, as Base Rate Loans.  The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(c)           Yield Protection.

(i)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)          subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any taxes excluded from the definition of “Taxes” payable by such Lender); or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(ii)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section 2.09(c) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(iv)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

(d)           Funding Losses. The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (i) the failure by the Borrower to pay the principal amount of or interest on any Term Loan by such Lender in accordance with the terms hereof, (ii) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (iii) the failure of the Borrower to make any repayment or prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (iv) the making by the Borrower of a repayment or prepayment of a Term Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Term Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Agent, to the Borrower (which certificate must be delivered to the Agent within ninety (90) days following such default, repayment or conversion) shall be conclusive in the absence of manifest error); provided that if such certificate is not delivered to the Agent within ninety (90) days following such Lender becoming aware of such default, repayment or conversion, such Lender shall only be entitled to receive payment pursuant to this Section with respect to losses or expenses incurred by such Lender during the ninety (90) days prior to the date such Lender delivers such certificate to the Agent.

The Borrower’s obligations under this Section 2.09 shall survive the termination of the Commitments and the repayment in full of all Obligations hereunder.

SECTION 2.10.     Payments and Computations.

(a)           General Provisions.  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in dollars to the Agent at the Agent’s Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or undrawn commitment fees (if any) ratably, based upon the Lenders’ respective Pro Rata Shares (other than amounts payable pursuant to Section 2.02(b), 2.05(d), 2.12 or 8.04(b)), to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor thereunder for amounts that have accrued to but excluding the effective date of such assignment, and to the Lender assignee for amounts that have accrued from and after the effective date of such assignment.

(b)           Basis of Calculation.  All computations of interest and fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Payments Due on Non-Business Days.  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or undrawn commitment fee, as the case may be; provided, however, that, if such extension would cause any payment to be made after the Maturity Date, such payment shall be made on the next preceding Business Day.

(d)           Agent Entitled to Assume Payments Made.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, but shall be under no obligation to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e)           Order of Application.  If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest, fees, indemnities, expenses and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable pursuant to this Agreement to the Agent in its capacity as such, (ii) second, towards payment of fees, indemnities and other amounts (other than principal and interest) payable pursuant to this Agreement to the Lenders, ratably among them in proportion to the respective amounts described in this clause second payable to them, (iii) third, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iv) fourth, towards payment of principal of the Term Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(f)           Application of Funds to Lender’s Obligations.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.05(d) and 2.05(e), then the Agent may (acting at the written direction of the Required Lenders) (i) apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Agent in its discretion.

SECTION 2.11.     Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower to or for the account of any Lender, the Agent or any other Person hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.10 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Agent or such other Person, (i) taxes imposed on (or measured by) its overall net income, net profits or net worth, and franchise or similar taxes, by the United States of America or by the jurisdiction under the laws of which such Lender, the Agent or such other Person (as the case may be) is organized or is otherwise doing business, or any political subdivision thereof and, in the case of each Lender, taxes imposed on (or measured by), in whole or in part, its overall net income, net profits or net worth, and franchise or similar taxes, by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (including, without limitation, any withholding of taxes described in this Section 2.11(a)(i) that is treated under applicable law as a prepayment of taxes), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Person is located, (iii) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.14(b)), any U.S. withholding tax that is imposed on amounts payable to such Lender by any law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.11(a), (iv) any U.S. federal withholding taxes imposed under FATCA, (v) in the case of an Agent, any U.S. withholding tax that is imposed on amounts payable to such Agent by any law in effect at the time such Agent becomes a party to this Agreement solely as a result of such Agent being organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, (vi) taxes attributable to its failure to comply with Section 2.11(f), (g), (i) or (j) and (vii) any interest, penalties or additions to tax imposed on any taxes described in Sections 2.11(a)(i), (ii), (iii) or (iv) (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities with respect thereto not excluded under Section 2.11(a)(i), (ii), (iii), (iv), (v), (vi) or (vii) in respect of payments hereunder or under the Notes or any other documents to be delivered hereunder being hereinafter referred to as “Taxes”); provided that, if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires a Withholding Agent to deduct any taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, from or in respect of any sum payable by or on account of any obligation of the Borrower hereunder or under any Note or any other documents to be delivered hereunder to or for the account of any Lender or the Agent, (i) the applicable Withholding Agent shall be entitled to make such deduction and shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (ii) to the extent such deduction is for Taxes or Other Taxes (as hereinafter defined), the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions for Taxes or Other Taxes been made.

(b)           In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder, excluding, however, such taxes imposed with respect to an assignment following the primary syndication (other than an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.14) that would not have been imposed but for a present or former connection between any Lender and the jurisdiction imposing such taxes (other than solely on account of the execution, delivery or registration of, performing under, enforcement, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder) (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount, without duplication, of Taxes or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.11 ) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties and interest) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor and provides appropriate computational and, to the extent available, documentary support.

(d)           As soon as practicable after any payment of Taxes or Other Taxes pursuant to this Section 2.11, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent that such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent or the applicable Lender.

(e)           Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for any taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority that are attributable to such Lender and that are payable or paid by the Agent in connection with this Agreement or any Note or any other documents to be delivered hereunder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (but only to the extent that the Borrower has not already indemnified the Agent for such taxes and other liabilities and without limiting the obligation of the Borrower to do so), whether or not such taxes or other liabilities were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note or any other documents to be delivered hereunder or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)           Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made hereunder or under the Notes or any other documents to be delivered hereunder shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(g), (h) and (i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)           Each Lender that is not a United States Person, as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”), shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance, as applicable, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), provide each of the Agent and the Borrower with two duly completed and properly executed originals of United States Internal Revenue Service Forms W-8BEN or W-8ECI or any applicable successor form, as the case may be, certifying that such Foreign Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.

(h)           If a payment made to a Lender hereunder or under the Notes or any other documents to be delivered hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)           Each Lender and Agent that is a United States Person, as defined in Section 7701(a)(30) of the Code (other than persons that are corporations or otherwise exempt from United States backup withholding tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to each of the Borrower and the Agent (as applicable) two original properly completed and duly executed United States Internal Revenue Service Forms W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder.

(j)           Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.11(f), (g), (h) or (i) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(k)           For the avoidance of doubt, for any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.11(g) or (i) (other than if such failure is due to a change in law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under Section 2.11(g) or (i)), such Lender shall not be entitled to increased payments or indemnification under Section 2.11(a) or (c) with respect to taxes or Other Taxes imposed by reason of such failure; provided, however, that the Borrower shall take such steps as the Lender shall reasonably request (at the sole expense of such Lender) to assist the Lender to recover such Taxes or Other Taxes (it being understood, however, that the Borrower shall have no liability to such Lender in respect of such Taxes or Other Taxes).

(l)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by such indemnifying party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (l) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (l) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

Nothing contained in this Section 2.11 shall require any Lender or the Agent to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

SECTION 2.12.     Sharing of Payments, Etc.  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.12 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.13.      Notes.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Agent, a Note, in substantially the form of Exhibit A hereto, payable to such Lender in a principal amount equal to the Commitment of such Lender.

SECTION 2.14   .  Mitigation Obligations; Replacement of Lenders

(a)           Mitigation.  If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender requests compensation under Section 2.09(d) or if any Lender is unable to make or maintain LIBOR Rate Loans in accordance with Section 2.09(b) or 2.09(c), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09(c) or Section 2.11, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or (iii) would permit such Lender to make and maintain LIBOR Rate Loans.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lender.  If (i) the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.11, or if any Lender requests compensation under Section 2.09(c), or if any Lender is unable to make or maintain LIBOR Rate Loans in accordance with Section 2.09(b) or 2.09(c) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Required Lenders which consent, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 2.11, or a claim for such compensation under Section 2.09, such assignment will result in a material reduction in such compensation or payments and (D) in the case of any such assignment resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective.  Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Agent any Note (if Notes have been issued in respect of such Lender’s Term Loans) subject to such Assignment and Acceptance; provided, that the failure of any such Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.15.     Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then such Defaulting Lender and all of its Term Loans and Commitments, as applicable, shall be excluded for purposes of determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 8.01 for which the consent of all Lenders or each Lender directly and adversely affected thereby is required.

In the event that the Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Term Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Term Loans in accordance with its Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim the Borrower, the Agent or any other Lender may have arising from such Lender’s having been a Defaulting Lender.

SECTION 2.16.     Ranking.

(a)           The Term Loans shall rank junior in right of payment to all Senior Indebtedness and shall be subordinated thereto in all respects as provided in Article IX hereof.

(b)           The Term Loans shall rank pari passu in right of payment with the Borrower’s other unsecured subordinated Indebtedness other than Subordinated Obligations.

(c)           The Term Loans shall rank senior in right of payment to all Subordinated Obligations, including the Existing Subordinated Debentures and the Term Loans shall constitute “Senior Indebtedness” (or any equivalent term) under and as defined in any agreement governing any Subordinated Obligations (including the Existing Subordinated Debentures).

SECTION 2.17.     Use of Proceeds.  Borrower shall apply the proceeds of the Term Loans to (i) purchase, repurchase, redeem or otherwise acquire or retire for value the Existing Subordinated Debentures in one or more transactions and from time to time, and (ii) provide for its working capital needs and finance general corporate purposes.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.     Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied.

(a)           The Agent and the Lenders shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Lenders:

(i)            counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent of telecopy, electronic communication or other written confirmation from such party of execution of a counterpart hereof by such party);

(ii)           the Notes payable to the Lenders, respectively, requesting same;

(iii)          an opinion or opinions of counsel for the Borrower in form and substance reasonably satisfactory to the Lenders;

(iv)          certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate or other similar action and governmental approvals, if any, with respect to this Agreement and the Notes, as applicable;

(v)           a certificate signed by the Chief Financial Officer or the Treasurer of the Borrower, dated the Effective Date, to the effect set forth in clauses (a) and (b) of Section 3.02;

(vi)          a certificate of the Secretary or an Assistant Secretary of each of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes, as applicable, and the other documents to be delivered hereunder; and

(vii)         all documents the Lenders may have reasonably requested prior to the date hereof relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto.

(b)           The Lenders shall have received, to the extent requested, all documentation and other information reasonably requested by the Lenders or the Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(c)           Solvency Certificate.  The Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of each of the Borrower and its Subsidiaries taken as a whole, after giving effect to the initial borrowings under this Agreement, in substantially the form of Exhibit D hereto.

(d)           Bankruptcy.  There shall be no Bankruptcy Event with respect to the Borrower and its Subsidiaries.

(e)           No Material Adverse Effect.  Since November 30, 2013, there shall not have occurred any event or development, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f)           Fees.  The Agent and the Lenders shall have received all fees, if any, owing pursuant to the Administrative Agent Fee Letter and the Fee Letter.

SECTION 3.02.     Conditions Precedent to Each Borrowing.  The obligation of each Lender to make a Term Loan on the occasion of each request for a Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred or shall occur simultaneously with such Borrowing and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, and the acceptance by the Borrower of the proceeds of any such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such statements are true):

(a)           the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date and are correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects) on the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds thereof, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date);

(b)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

(c)           the Agent shall have received a Notice of Borrowing in accordance with the requirements hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.     Representations and Warranties.  The Borrower represents and warrants that:

(a)           Financial Condition.  (1)  The audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal years ended November 30, 2011, 2012 and 2013, together with the related consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates, and (2) the unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the three-month period ending on February 28, 2014, together with the related consolidated statements of income or operations, equity and cash flows for the three-month period ending on such date:

(i)             were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii)           fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby;

(iii)          show all material Indebtedness and other liabilities (including liabilities for taxes, material commitments and contingent obligations), direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, required to be shown on a balance sheet prepared in accordance with GAAP; and

(iv)          show all other material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

(b)           No Change.  Since November 30, 2013, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)           Corporate Existence. The Borrower (a) is duly organized, validly existing and in good standing under the laws of Delaware, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(d)           Corporate Power, Authorization; Enforceable Obligation. The Borrower has full power and authority and the legal right to make, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of this Agreement by the Borrower (other than those which have been obtained) or with the validity or enforceability of this Agreement against the Borrower by the Borrower. This Agreement has been duly executed and delivered by the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)           Compliance with Laws; No Conflict; No Default.

(i)            The execution, delivery and performance by the Borrower of this Agreement, in accordance with their respective terms, the borrowings hereunder and the Transactions do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than such Governmental Approvals that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to the Borrower, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of the Borrower or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under this Agreement.

(ii)           The Borrower (i) (x) has all Governmental Approvals required by law for it to conduct its business, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.  The Borrower possesses or has the right to use, all leaseholds, licenses, easements and franchises and all authorizations and other rights that are material to and necessary for the conduct of its business.  Except to the extent noncompliance with the foregoing leaseholds, easements and franchises could not reasonably be expected to have a Material Adverse Effect, all of the foregoing are in full force and effect, and the Borrower is in substantial compliance with the foregoing without any known conflict with the valid rights of others.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Governmental Approval, leasehold, license, easement, franchise or other right, which termination or revocation could, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

(iii)           The Borrower is not in default under or with respect to any of its Material Contracts or under or with respect to any of its other Contractual Obligations, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

(f)           Investment Company Act. Neither the Borrower nor any of its subsidiaries is, or is required to be registered as, an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

(g)           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower, any Subsidiary of the Borrower or any Excluded Subsidiary, or against any of their respective properties or revenues, (a) with respect to this Agreement or any Term Loan or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect.

(h)           Margin Regulation. No part of the proceeds of any Term Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Borrower (a) is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) the aggregate value of all “margin stock” owned by the Borrower taken as a group does not exceed 25% of the value of their assets.

(i)            Use of Proceeds. Term Loans will be used for purposes set forth in Section 2.17.

(j)            Taxes. Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all material amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  The Borrower is not aware as of the Effective Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(k)           Intellectual Property.  The Borrower and its Subsidiaries own, or otherwise have the right to use, all Intellectual Property used in the conduct of their business, free and clear of all Liens (other than Permitted Liens), except for such Intellectual Property the failure of which to own or have the right to use would not reasonably be expected to have a Material Adverse Effect.  All registered Intellectual Property owned by the Borrower and its Subsidiaries is valid and in full force and effect, except for such Intellectual Property the failure of which to register would not reasonably be expected to have a Material Adverse Effect.  Such Intellectual Property is not subject to the taking of any interest therein, and no taxes or maintenance fees payable with respect to such Intellectual Property to maintain their validity or effectiveness are delinquent. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any such claim.  To the knowledge of the Borrower and its Subsidiaries, the use of such Intellectual Property by the Borrower or its Subsidiaries does not infringe on the rights of any Person except for such defaults, claims and infringements that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(l)            Solvency.  After giving effect to the incurrence of the Initial Term Loans hereunder, the fair saleable value of the Borrower and Subsidiaries’ assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement.  After giving effect to the Initial Term Loans, neither the Borrower nor any of its Subsidiaries has incurred, or believes that it will incur after giving effect to the incurrence of the Initial Term Loans hereunder, debts beyond its ability to pay such debts as they become due.  In executing this Agreement and consummating the transactions in connection therewith neither the Borrower nor any of its Subsidiaries intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Borrower or any of its Subsidiaries is or will become indebted.

(m)          Accuracy and Completeness of Information.  All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement (other than any projection provided by the Borrower in good faith), or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.  There is no fact now known to the Borrower which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower furnished to the Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by or on behalf of the Borrower to the Agent and/or the Lenders.

(n)           Classification of Senior Indebtedness.  The Obligations under this Agreement constitute “Senior Indebtedness” under and as defined in any agreement governing any Subordinated Obligation (including, without limitation, the Existing Subordinated Debentures) and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

(o)           Compliance with OFAC Rules and Regulations.  Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended.  Neither the Borrower nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  Neither the Borrower nor any of its Subsidiaries (i) is a blocked person described in Section 1 of the Executive Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(p)           Compliance with OFAC Rules and Regulations.

(i)            None of the Borrower or its Subsidiaries or their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(ii)           None of the Borrower or its Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 15% of its assets located in Sanctioned Entities, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Term Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(q)           Compliance with FCPA.   Each of the Borrower and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Borrower or its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(r)           Environmental.  Except as would not reasonably be expected to have a Material Adverse Effect:

(i)           The facilities and properties owned, leased or operated by the Borrower and the Restricted Subsidiaries (collectively, the “Properties”) do not contain, and have not been subject to any release or threatened release of,  any Materials of Environmental Concern in amounts or concentrations which (1) constitute a violation of, or (2) could give rise to liability under, any Environmental Law.

(ii)           The Properties and all operations of the Borrower and the Restricted Subsidiaries (the “Business”) are and for the past five (5) years have been in compliance with all applicable Environmental Laws.

(iii)           No Materials of Environmental Concern have been transported or disposed of from the Properties or by the Business in violation of, or in any manner or to any location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties or by the Business in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(iv)          Neither the Borrower nor any Restricted Subsidiary has received any notice of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower or any Restricted Subsidiary have knowledge that any such notice has been threatened.

(v)           No  judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law, to which the Borrower or any Restricted Subsidiary is or would reasonably be expected to be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(s)           ERISA.  No Reportable Event has occurred and no Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, and no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, in each case during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor any Subsidiary of the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V
COVENANTS

SECTION 5.01.     Payment of Term Loans.  The Borrower shall pay the principal of, premium, if any, and interest on, the Term Loans on the dates and in the manner provided in this Agreement.  Principal, premium, if any, and interest shall be considered paid on the date due if the Agent holds as of 10:00 a.m. New York City time on that date immediately available funds designated for and sufficient to pay all principal, premium, if any, and interest then due.

SECTION 5.02.     Reports.

(a)           Whether or not required by the Commission, so long as any Term Loans are outstanding, the Borrower shall furnish to the Agent and the Lenders, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(i)            all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and

(ii)           all current reports that would be required to be filed with the Commission on Form 8-K if the Borrower were required to file such reports.

In addition, whether or not required by the Commission, the Borrower shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to Lenders, securities analysts and prospective investors upon request.

(b)           Promptly (but in no event later than four (4) Business Days after the Borrower obtains actual knowledge thereof) the Borrower shall provide written notice of any notice of any violation or other claim received by the Borrower from any governmental authority including, without limitation, any notice of material violation of Environmental Laws, which in each case could reasonably be expected to have a Material Adverse Effect.

(c)           Delivery of such reports, information, and documents to the Agent and the Lenders pursuant to the provisions of this Section 5.02 is for informational purposes only and the Agent’s and the Lenders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Agent is entitled to rely exclusively on Officers’ Certificates).

(d)           Notwithstanding anything herein to the contrary, the Borrower will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of Section 6.01(4) until 90 days after the date any report hereunder is due.

SECTION 5.03.     Compliance Certificate.

(a)           The Borrower shall deliver to the Agent within 90 days after the end of each fiscal year of the Borrower, an Officers’ Certificate as to such Officers’ knowledge of any Default that occurred during the previous year and whether the Borrower is in Default in the performance or observance of any of the terms, provisions and conditions of this Agreement (without regard to any period of grace or requirement of notice provided hereunder).

(b)           The Borrower shall, so long as any portion of the Term Loans remains outstanding, deliver to the Agent, as soon as practicable and in any event within 30 days after the Borrower becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default, its status and the actions that the Borrower is taking or proposes to take in respect thereof.

SECTION 5.04.      Maintenance of Office or Agency.  The Borrower shall maintain or cause to be maintained an office or agency at the address set forth in Section 8.02.  The Borrower shall give prompt written notice to the Agent of the location, and any change in the location, of such office or agency not maintained by the Agent.

SECTION 5.05.      Continued Existence.  Subject to Section 5.25, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary; provided that the Borrower shall not be required to preserve the corporate existence of any Restricted Subsidiary, if the loss thereof would not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations hereunder; and provided further that the foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary or any of its assets in compliance with the terms of this Agreement.

SECTION 5.06.     [Intentionally Omitted].

SECTION 5.07.     Stay, Extension and Usury Laws.  The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the Borrower’s obligation to pay the Term Loans; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law insofar as such law applies to the Term Loans, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 5.08.     Taxes and Other Claims.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay prior to delinquency (i) all taxes, assessments and government levies; provided, however, that the Borrower shall not be required to pay or cause to be paid any such tax, assessment or levy (A) if the failure to do so will not, in the aggregate, have a material adverse impact on the Borrower and its Restricted Subsidiaries taken as a whole, or (B) if the amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower has maintained adequate reserves in accordance with GAAP, and (ii) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Borrower; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

SECTION 5.09.      Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Borrower shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued at the beginning of such four-quarter period.

(b)           Section 5.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)            the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $450.0 million and (y) the maximum principal amount of Indebtedness under Credit Facilities constituting First Priority Obligations such that the Consolidated First Priority Leverage Ratio for the Borrower’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would not exceed 2.50 to 1 (determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if such Indebtedness had been incurred at the beginning of such four-quarter period);

(ii)           Existing Indebtedness;

(iii)          the incurrence by the Borrower of Indebtedness represented by Term Loans under this Agreement;

(iv)          the incurrence by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or Intellectual Property (whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets) used in the business of the Borrower or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $75.0 million and (y) 5.0% of the Consolidated Total Assets of the Borrower;

(v)           the incurrence by the Borrower or any Restricted Subsidiary of the Borrower of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 5.09(a) or Sections 5.09(b)(2), (3) or (5);

(vi)          Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(i)           the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(ii)          the Fixed Charge Coverage Ratio of the Borrower would be equal or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(vii)         the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(a)          if the Borrower is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Term Loans; and

(b)          (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(viii)        the Guarantee by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 5.09;

(ix)           the incurrence by the Borrower or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (9), not to exceed at any time outstanding the greater of (x) $75.0 million and (y) 5.0% of the Consolidated Total Assets of the Borrower;

(x)           (i) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (ii) Cash Management Obligations;

(xi)           Indebtedness of the Borrower consisting of unsecured Guarantees in favor of the United States Environmental Protection Agency which are incurred on behalf of any Restricted Subsidiary in connection with environmental remediation;

(xii)          (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business or assets, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet and will not be deemed to be reflected on such balance sheet for purposes of this clause (12)), and (ii) Indebtedness of the Borrower or any of its Restricted Subsidiaries represented by guarantees, letters of credit, surety or performance bonds for the account of the Borrower or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Borrower or such Restricted Subsidiary, including, without limitation, in order to provide financial assurance for the environmental remediation obligations of the Borrower and its Restricted Subsidiaries, security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(xiii)         incurrence by any Foreign Subsidiary of the Borrower of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed at any time outstanding the greater of $30.0 million and (y) 2.0% of the Consolidated Total Assets of the Borrower.

For purposes of determining compliance with this Section 5.09, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 5.09(b)(1) through (13) above, or is entitled to be incurred pursuant to Section 5.09(a), the Borrower shall be permitted to classify on the date of its incurrence such item of Indebtedness in any manner that complies with this Section 5.09 and may later reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories).  Indebtedness under the First Priority Credit Agreement outstanding on the Effective Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” Subject to the right of the Borrower to reclassify such Indebtedness pursuant to the second preceding sentence, any Indebtedness (other than Indebtedness under the First Priority Credit Agreement as set forth in the immediately preceding sentence) incurred by the Borrower or any Restricted Subsidiary since the Second Priority Note Issue Date and prior to the Effective Date shall be classified in the same category of Permitted Debt set forth above as such Indebtedness has been categorized under the Second Priority Notes.

Notwithstanding any other provision of this Section 5.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 5.09 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

SECTION 5.10.     Limitation on Restricted Payments.

(a)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)            declare or pay any dividend, make any distribution on or in respect of its Equity Interests or make any similar payment (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary of the Borrower) to the direct or indirect holders of the Borrower’s or any Restricted Subsidiary’s Equity Interests, except (x) dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower (and, if such Restricted Subsidiary has shareholders other than the Borrower or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis more favorable to the Borrower and its Restricted Subsidiaries than pro rata),

(II)           purchase, repurchase, redeem, retire or otherwise acquire for value any Equity Interests of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary of the Borrower,

(III)         purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance, acquisition or retirement) or

(IV)         make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), if at the time of and after giving effect to such Restricted Payment:

(i)            a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(ii)           the Borrower could not incur at least $1.00 of additional Indebtedness under Section 5.09(a); or

(iii)          the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Second Priority Notes Issue Date (excluding Restricted Payments permitted by Sections 5.10(b)(2) through (13)) would exceed the sum, without duplication, of:

50% of the Consolidated Net Income of the Borrower for the period (treated as one accounting period) from the first day of the fiscal quarter of the Borrower in which the Second Priority Notes Issue Date occurs, to the end of the Borrower’s most recently ended fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

100% of the Net Proceeds received by the Borrower from the issue or sale of its Equity Interests (other than Disqualified Stock) subsequent to the Second Priority Notes Issue Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Borrower or (y) an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries);

the aggregate fair market value of any assets or property received by the Borrower from the issue or sale of its Equity Interests (other than Disqualified Stock) since the Second Priority Notes Issue Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Borrower or (y) an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries);

the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries issued after the Second Priority Notes Issue Date is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange of such Indebtedness for Equity Interests (other than Disqualified Stock) of the Borrower (less the amount of any cash or the fair market value of other property distributed by the Borrower or any Restricted Subsidiary upon such conversion or exchange); and

with respect to Investments (other than Permitted Investments) made by the Borrower and its Restricted Subsidiaries after the Second Priority Notes Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from dividends or other distributions or payments on such Investments, or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries.

(b)           The provisions of Section 5.10(a) will not prohibit:

(i)            the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii)           the redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Obligations of the Borrower or any Restricted Subsidiary or of any Equity Interests of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance or other acquisition or retirement shall be excluded from Section 5.10(a)(3)(iii);

(iii)          (a) the redemption, repurchase, defeasance or other acquisition or retirement for value of the Existing Subordinated Debentures with the net cash proceeds from an incurrence of Indebtedness under Term Loans pursuant to this Agreement; (b) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Borrower or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; or (c) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations with the net cash proceeds of an Asset Sale or in connection with a Change of Control, subject to compliance with Section 5.11 and Section 5.15, as applicable; provided, that if the Borrower shall have been required to make a Change of Control Repayment Offer or Asset Sale Repayment Offer, as applicable, to repay the Term Loans on the terms provided in this Agreement applicable to Change of Control Repayment Offers or Asset Sale Repayment Offers, respectively, all Term Loans validly elected by Lenders to be repaid in connection with a Change of Control Repayment Offer or Asset Sale Repayment Offer, as applicable, have been repaid;

(iv)          the payment of any dividend by a Restricted Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(v)           Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from Sections 5.10(a)(3)(iii) and (iv);

(vi)          the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(vii)         the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Borrower held by officers, directors, or employees or former officers, directors, or employees (or their transferees, estates or beneficiaries under their estates) of the Borrower or any of its Subsidiaries upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed $3.0 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in subsequent calendar years, provided that not more than $5.0 million of unused amounts from previous calendar years may be utilized in any single calendar year);

(viii)        the payment of cash in lieu of fractional Equity Interests;

(ix)           payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with Section 5.25;

(x)            dividends paid on shares of Disqualified Stock of the Borrower issued in accordance with Section 5.09;

(xi)           the consummation by the Borrower and its applicable Subsidiaries of the Rescission Offer with cash and/or Capital Stock (other than Disqualified Stock);

(xii)         other Restricted Payments made since the Second Priority Notes Issue Date in an aggregate amount not to exceed $100.0 million; or

(xiii)         the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations made since the Second Priority Notes Issue Date in an amount not to exceed $25.0 million; provided that the Borrower’s  Consolidated Secured Leverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such redemption, repurchase, defeasance or other acquisition or retirement is made, would not exceed 2.25 to 1, determined on a pro forma basis after giving effect to such redemption, repurchase, defeasance or other acquisition or retirement (and the incurrence of any Indebtedness in connection therewith);

(xiv)         provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (2), (7), (10), (12) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  With respect to the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, the fair market value of the assets of such Unrestricted Subsidiary shall be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value of the assets of such Unrestricted Subsidiaries exceeds $25.0 million.

(d)           For purposes of determining compliance with this Section 5.10, in the event that any proposed Restricted Payment meets the criteria of more than one of the exceptions described in Section 5.10(b)(1) through (13), or is entitled to be made pursuant to Section 5.10(a), the Borrower will be permitted to classify such Restricted Payment in any manner that complies with this Section 5.10. Subject to the right of the Borrower to reclassify such Restricted Payments pursuant to the immediately preceding sentence, any Restricted Payments made by the Borrower and its Restricted Subsidiaries on or after the Second Priority Notes Issue Date and prior to the Effective Date shall be classified in the same category for such Restricted Payments set forth above in Section 5.10(b)(1) through (13) as such Restricted Payment has been classified under the Second Priority Notes.

SECTION 5.11.     Limitation on Sale of Assets.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)           the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)          at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(a)           any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet) of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Term Loans and liabilities that are owed to the Borrower or any Affiliate of the Borrower) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(b)           any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after such Asset Sale to the extent of the cash or Cash Equivalents received in that conversion; and

(c)           Designated Non-Cash Consideration (insofar as all Designated Non-Cash Consideration outstanding is less than an amount equal to the greater of (x) $45.0 million and (y) 3.0% of the Consolidated Total Assets of the Borrower); and

provided, however, that the requirements of clauses (1) and (2) above shall not apply to any Asset Sale required by, or effected in order to obtain approval of or clearance from, any U.S. federal or state regulatory body or agency in connection with the Acquisition.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower may apply such Net Proceeds at its option:

(i)           to repay First Priority Obligations to the extent required by any Credit Facilities (with any such required prepayments to result in a permanent reduction of the First Priority Obligations under the Credit Facilities);

(ii)          to purchase, repurchase, redeem, acquire or retire for value any Second Priority Obligations or any other Senior Indebtedness; and/or

(iii)         to purchase Replacement Assets or to make a capital expenditure or other investment in or that is used or useful in, a Permitted Business; provided that such 365- day period shall be extended for an additional 120 days in the event the Borrower enters into a binding commitment to purchase Replacement Assets or make a capital expenditure or other investment in a Permitted Business prior to the end of such 365-day period.

provided, however, that if the Borrower shall be required to make an offer to purchase the Second Priority Notes from the holders thereof with Net Proceeds from an Asset Sale pursuant to the Second Priority Notes Indenture (in accordance with the procedures set forth therein) or to make any similar offer to purchase, repurchase, redeem, acquire or retire for value any other Senior Indebtedness, then following any required repayment of First Priority Obligations in accordance with clause (1) above, such Net Proceeds from Asset Sales must be applied to purchase, repurchase, redeem, acquire or retire for value all Second Priority Notes or other Senior Indebtedness validly tendered by holders thereof in connection with any such offer.

Pending the final application of any such Net Proceeds, the Borrower may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Borrower will make an offer (an “Asset Sale Repayment Offer”) to all Lenders, to repay the maximum principal amount of Term Loans that may be repaid out of the Excess Proceeds.  The amount to be repaid with respect to any Term Loan that Lenders elect to have repaid in connection with an Asset Sale Repayment Offer will be equal to 100% of principal amount plus accrued and unpaid interest, to the date of repayment, on such Term Loan and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Repayment Offer, the Borrower may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement.  If the aggregate principal amount of Term Loans with respect to which Lenders have elected to participate in such Asset Sale Repayment Offer exceeds the amount of Excess Proceeds, such Term Loans shall be repaid on a pro rata basis based on the principal amount thereof.  Upon completion of each Asset Sale Repayment Offer, the amount of Excess Proceeds shall be reset at zero.

SECTION 5.12.     Limitation on Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness ranking pari passu in right of payment with or subordinated in right of payment to the Term Loans, upon any of the Borrower’s property or assets (including Capital Stock of Subsidiaries of the Borrower), now owned or hereafter acquired, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Obligations due under the Term Loans, (i) in the case of Liens securing Indebtedness that is pari passu in right of payment with the Term Loans, on an equal and ratable basis with (or, if the Borrower so elects, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (ii) in the case of Liens securing Indebtedness that is expressly subordinated in right of payment to the Term Loans, on a senior basis to the obligations so secured with the same relative priority as the Term Loans will have to that subordinated Indebtedness until such time as such obligations are no longer secured by a Lien. The foregoing restriction shall not apply to Liens securing Senior Indebtedness of the Borrower.

SECTION 5.13.     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)            pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii)           make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii)          transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b)           However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(i)            the agreements governing Existing Indebtedness (including the Second Priority Notes Indenture) and the Credit Facilities or any other agreements in effect on the date hereof and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions of the kind contemplated in the immediately preceding paragraph, than those contained in those agreements on the date hereof;

(ii)           this Agreement and the Notes;

(iii)          applicable law, rule, regulation or order;

(iv)          any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v)           in the case of Section 5.13(a)(iii):

(1)           that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(2)           existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement,

(3)           arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary,

(4)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased, or

(5)           Liens, including real estate mortgages, permitted to be incurred under Section 5.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(vi)           customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;

(vii)         any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary;

(viii)        Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions of the kind contemplated in the immediately preceding paragraph than those contained in the agreements governing the Indebtedness being refinanced;

(ix)           provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, franchise agreements and other similar agreements, in each case, entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(x)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xi)           contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a)           the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

(b)           the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined by the Borrower in good faith) and

(c)           the Borrower determines that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Term Loans.

SECTION 5.14.     Limitation on Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless:

(i)           such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower; and

(ii)           the Borrower delivers to the Agent:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 5.14 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(iii)           any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and approved in good faith by the Board of Directors and payments pursuant thereto, payment of directors’ fees and the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to directors and employees pursuant to stock option or stock ownership plans;

(iv)          transactions between or among the Borrower and/or its Restricted Subsidiaries;

(v)           transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(vi)          Restricted Payments that are permitted by Section 5.10 and Permitted Investments;

(vii)         any sale of Capital Stock (other than Disqualified Stock) of the Borrower and transactions where the only consideration paid by the Borrower is in the form of Equity Interests (other than Disqualified Stock);

(viii)        any agreement as in effect as of the Effective Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous to the holders of the notes when taken as a whole as compared to the original agreement as in effect on the Effective Date) or any transaction or payments contemplated thereby; and

(ix)           transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business.

SECTION 5.15.      Change of Control.

(a)           If a Change of Control occurs, subject to and following the purchase, repurchase, redemption, acquisition or retirement for value of any Second Priority Notes or other Senior Indebtedness validly tendered by the holders thereof in connection with any offer required to be made by the Borrower to purchase the Second Priority Notes or other Senior Indebtedness upon a Change or Control pursuant to the Second Priority Notes Indenture or any other agreement or instrument governing such other Senior Indebtedness or the receipt of the requisite consents, if any, under all agreements governing outstanding Second Priority Notes or other Senior Indebtedness to permit the repayment of Term Loans required by this Section 5.15, each Lender shall have the right to require the Borrower to repay all or any portion of such Lender’s Term Loans pursuant to the offer described below (the “Change of Control Repayment Offer”) at a repayment amount in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repayment (the “Change of Control Repayment Amount”).  Within 30 days following the purchase, repurchase, redemption, acquisition or retirement for value of any Second Priority Notes or other Senior Indebtedness required to be purchased by Borrower in connection with any Change of Control or receipt of the requested consents under the agreements governing the Second Priority Notes or other Senior Indebtedness to permit the payment of the Term Loans required by this Section 5.15, the Borrower shall mail a notice to each Lender (with a copy to the Agent) describing the transaction or transactions that constitute the Change of Control and stating (1) that the Change of Control Repayment Offer is being made pursuant to this Section 5.15 and that all Term Loans elected will be accepted for repayment; (2) the repayment amount and the repayment date, which shall be no earlier than 30 days and no later than 90 days from the date such notice is mailed (the “Change of Control Repayment Date”); (3) that any Term Loan not tendered shall continue to accrue interest; (4) that, unless the Borrower defaults in the payment of the Change of Control Repayment Amount, all Term Loans elected for repayment pursuant to the Change of Control Repayment Offer shall cease to accrue interest after the Change of Control Repayment Date; (5) that Lenders electing to have any Term Loans repaid pursuant to a Change of Control Repayment Offer shall be required to surrender any Notes evidencing the Term Loans to be repaid, to the Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Repayment Date; (6) that Lenders shall be entitled to withdraw their election if the Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Repayment Date, an electronic mail, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Term Loans elected for repayment, and a statement that such Lender is withdrawing its election to have the Term Loans repaid; and (7) that Lenders whose Term Loans are being repaid only in part shall, at the request of such Lenders, be issued new Notes evidencing the principal amount of the remaining portion of such Term Loans.

(b)           By 12:00 p.m. (noon) Eastern Time on the Change of Control Repayment Date, the Borrower shall, to the extent lawful, (1) accept all Term Loans or portions thereof elected to be repaid pursuant to the Change of Control Repayment Offer, (2) deposit with the Agent an amount equal to the Change of Control Repayment Amount in respect of all Term Loans or portions thereof elected to be repaid, and (3) deliver or cause to be delivered to the Agent an Officers’ Certificate stating the aggregate principal amount of Term Loans or portions thereof being repaid by the Borrower.  The Agent shall promptly wire transfer to each Lender that elected to have Term Loans repaid the Change of Control Repayment Amount for such Term Loans, and upon the request of any such Lender, the Borrower shall deliver to such Lender a new Note equal in principal amount to any remaining portion of such Lender’s Term Loans.

(c)           Notwithstanding anything to the contrary in this Section 5.15, the Borrower shall not be required to make a Change of Control Repayment Offer upon a Change of Control if a third party makes the Change of Control Repayment Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.15 and all other provisions of this Agreement applicable to a Change of Control Repayment Offer made by the Borrower and repays all Term Loans properly elected to be repaid and not withdrawn under such Change of Control Repayment Offer.

(d)           Prior to complying with any of the provisions of this Section 5.15, but in any event within 90 days following a Change of Control, the Borrower will either repay all outstanding Second Priority Notes or other Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Second Priority Notes or other Senior Indebtedness to permit the repayment of Term Loans required by this Section 5.15.

SECTION 5.16.     Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i)            any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed to be an incurrence of Indebtedness by the Borrower or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 5.09 hereof;

(ii)           the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of such Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 5.10 hereof;

(iii)          such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Borrower or any Restricted Subsidiary;

(iv)          the Subsidiary being so designated:

(a)           is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; and

(b)           is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(v)           no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Agent by filing with the Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Agreement.

The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(vi)         such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(vii)         all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under Section 5.10 hereof;

(viii)        all Liens of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 5.12 hereof; and

(ix)           no Default or Event of Default would be in existence following such designation.

The Borrower shall provide written notice to the Agent upon the designation or re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

SECTION 5.17.      Payments for Consents.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 5.18.     Business Activities.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

SECTION 5.19.     [Intentionally Omitted].

SECTION 5.20.     [Intentionally Omitted].

SECTION 5.21.     [Intentionally Omitted].

SECTION 5.22.     [Intentionally Omitted].

SECTION 5.23.     Further Instruments and Acts.  Upon request of the Agent, the Borrower will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement.

SECTION 5.24.     Maintenance of Properties.  The Borrower will cause all material properties used in the conduct of its business to be maintained and kept in good condition, repair and working order (regular wear and tear excepted), in each case in all material respects, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times while any Term Loans or Commitments are outstanding; provided, however, that nothing in this Section 5.23 shall prevent the Borrower from disposing of any asset (subject to compliance with Section 5.11) or from discontinuing the operation or maintenance of any of such material properties if such discontinuance is, as determined by the Borrower in good faith desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lenders.

SECTION 5.25.     [Intentionally Omitted] .

SECTION 5.26.     Merger, Consolidation or Sale of Assets.

(a)           The Borrower shall not, directly or indirectly:  (i) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(i)            either:  (a) the Borrower is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation or a limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Borrower under this Agreement and the Notes pursuant to agreements reasonably satisfactory to the Required Lenders;

(ii)           immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iii)           immediately after giving effect to such transaction on a pro forma basis, the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a).

In addition, neither the Borrower nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  Section 5.26(a)(3) shall not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and any of its Restricted Subsidiaries.

(b)           Upon any such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with Section 5.25(a), the successor Person formed by such consolidation or into which the Borrower is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor had been named as the Borrower therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor Person will be relieved of all further obligations and covenants under this Agreement and the Notes.

SECTION 5.27.     Anti-Layering. The Borrower shall not, directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any Indebtedness of the Borrower unless such Indebtedness is either:

(a)           pari passu in right of payment with the Term Loans; or

(b)           expressly subordinated in right of payment to the Term Loans.

SECTION 5.28.     Guarantees. To the extent that any of the Borrower’s Subsidiaries provide a Guarantee in respect of any Indebtedness of the Borrower that is either pari passu or subordinated in right of payment to the Term Loans, the Borrower shall promptly (and, in any event, within 30 days thereafter) cause such Subsidiaries to provide an unconditional Guarantee of the Term Loans by executing and delivering to the Agent a form of guaranty agreement in form and substance satisfactory to the Required Lenders.

SECTION 5.29.     Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person; Foreign Corrupt Practices Act.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.29(c), (ii) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrower’s and its Subsidiaries’ compliance with this Section 5.29.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit any of the funds of the Borrower or any of its Subsidiaries that are used to repay the Term Loans to be derived from any unlawful activity with the result that the making of the Term Loans would be in violation of any applicable Law.

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit (x) any of the funds or properties of the Borrower or any of its Subsidiaries that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated National and Blocked Person” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law, or the Term Loans made by the Lenders would be in violation of any applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in the Borrower or any of its Subsidiaries, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law or the Term Loans are in violation of any applicable Law.

(d)           No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain an improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.30.     Environmental Laws.

(a)           The Borrower shall comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply with all lawful orders and directives of all governmental authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.     Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           default for 30 days in the payment when due of interest (including any additional interest) on the Term Loans;

(b)           default in payment when due (whether at maturity, upon acceleration, redemption or otherwise, including the failure to repay Term Loans elected by Lenders to be repaid pursuant to a Change of Control Repayment Offer or Asset Sale Repayment Offer on the date specified for such repayment) of the principal of, or premium, if any, on the Term Loans;

(c)           failure (other than a default described in Sections 6.01(a) and (b) above) by the Borrower or any of its Restricted Subsidiaries to comply with the provisions of Sections 5.11, 5.15, 5.26, and 5.28 hereof for 45 days after written notice by the Agent or the Required Lenders to comply with such provisions;

(d)           failure by the Borrower or any of its Restricted Subsidiaries for 60 days after written notice by the Agent (acting at the written direction of the Required Lenders) or the Required Lenders to comply with any of the other agreements in this Agreement (other than a default described in Sections 6.01(a), (b), and (c) above);

(e)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Borrower or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Effective Date, if that default:

(i)             is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity thereof (after giving effect to applicable grace periods and extensions); or

(ii)           results in the acceleration of such Indebtedness prior to its final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a similar default aggregates $35.0 million or more;

(f)            failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction not covered by insurance issued by reputable and credit worthy companies aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(g)           the Borrower, any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences a voluntary case;

(ii)           consents to the entry of an order for relief against it in an involuntary case; or

(iii)           makes a general assignment for the benefit of its creditors; or

(iv)           admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency;

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Borrower, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii)           appoints a Custodian for the Borrower, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the properties of the Borrower, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(iii)          orders the liquidation of the Borrower, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(i)            any representation or warranty made or deemed made herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made;

(j)            this Agreement or any provision hereof shall cease to be in full force and effect (other than in accordance with its terms), or the Borrower or any Person acting by or on behalf of the Borrower shall deny or disaffirm the Borrower’s obligations under this Agreement; and

(k)           any Person shall engage in any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, any Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower described in Section 6.01(g) or (h)), and at any time thereafter during the continuance of such event, the Agent may with the consent of the Required Lenders, and at the request of such Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Term Loans then outstanding to be due and payable in whole and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 6.01(g) or (h), the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  In addition to the remedies set forth above, the Agent may exercise any other remedies provided by applicable law.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

ARTICLE VII
THE AGENT

SECTION 7.01.    Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The Agent shall be under no obligation to execute any of the rights or powers provided to it in this Agreement at the request or instruction of the Required Lenders unless such Lenders have provided the Agent with an indemnity against the costs, expenses and liability which might be incurred by taking, or refraining from taking, such action. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01) and determined in accordance with this Section 7.01, and (c) except as expressly set forth in this Agreement, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity.

The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender.  The Agent agrees to promptly make available to each Lender all information delivered to the Agent pursuant to Section 5.02, and the Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02.     Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent:  (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.     BNYM and Affiliates.  BNYM and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Affiliates and any Person who may do business with or own Equity Securities of the Borrower or any such Affiliate, all as if BNYM were not the Agent and without any duty to account therefor to the Lenders.  The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Affiliates to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04.      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01(d) and 5.02 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.  Indemnification.  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted or awarded against the Agent in any way relating to or arising out of or in connection with or by reason of the Notes, this Agreement or any action taken or omitted by the Agent under this Agreement, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.  The agreements and obligations of the Lenders under this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the resignation or removal of the Agent.

SECTION 7.06.     Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, (i) the Borrower, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed) shall have the right to appoint a successor Agent or (ii) if an Event of Default shall have occurred and be continuing, then the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent (the “Resignation Effective Date”), then the retiring Agent may, but shall be under no obligation to, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Whether or not a successor has been appointed, the Agent’s resignation shall become effective on the Resignation Effective Date.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, and the payment of the resigning or removed Agent’s outstanding fees and expenses (including counsel fees and expenses), such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement provided that if such successor Agent shall have been appointed without the consent of the Borrower, such successor Agent may be replaced by the Borrower with the consent of the Required Lenders so long as no Event of Default has occurred and is continuing.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07.     Rights of Agent.

(a)           The Agent may execute any of its duties under this Agreement or the Notes by or through agents or attorneys and shall not be responsible for the negligence or misconduct of any agent or attorney that it selects as long as such selection was made with due care. The exculpatory provisions set forth in Article VII and the provisions of Section 8.04 shall apply to the acts and omissions of any such agent or attorney.

(b)           No provision of this Agreement or the Notes or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

(c)           The Agent will not be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the Notes).

(d)           No written direction given to the Agent by the Required Lenders or the Borrower that in the sole judgment of the Agent imposes, purports to impose or might reasonably be expected to impose upon the Agent any obligation or liability not set forth in or arising under this Agreement and the Notes will be binding upon the Agent unless the Agent elects, at its sole option, to accept such direction.

(e)           The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the Notes arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(f)           The Agent shall not be liable for any error of judgment made in good faith by it unless it is proved that the Agent was negligent in ascertaining the pertinent facts.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.     Amendments, Etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Agent at the written direction of the Required Lenders) (other than with respect to any amendment or waiver contemplated in Sections 8.01(a) through (g) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders), and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment;

(b)           postpone any date scheduled for any payment of principal (including final maturity), interest, fees other than amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby;

(c)           reduce or forgive the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (i) of the second proviso to this Section 8.01) any fees or other amounts payable hereunder (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender directly and adversely affected thereby;

(d)           change any provision of Section 2.10(a), 2.10(e) or 2.12, or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby;

(e)           change any provision of (i) this Section 8.01 or (ii) the definition of “Required Lenders”, or any other provision specifying the number of Lenders or portion of the Term Loans or Commitments required to take any action under this Agreement to reduce the percentage set forth therein, without the written consent of each Lender directly and adversely affected thereby;

(f)            release any Person from its Guarantee of the Obligations under this Agreement, without the written consent of each Lender;

(g)           subject to clause (xii) of the proviso to Section 2.05(e)(i), amend, modify or waive any provision relating to the application of any voluntary or mandatory prepayment or commitment reduction that results in a given Class being allocated a lesser prepayment, repayment or commitment reduction than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, without the consent of the Required Class Lenders for such affected Class (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Classes, of any such prepayment, repayment, or commitment reduction which is still required to be made is not altered);

(h)           change the ranking of the Term Loans pursuant to Section 2.16 without the written consent of each Lender; and

(i)           change any provision of Section 8.19 or Article IX without the written consent of each Lender directly and adversely affected thereby.

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Agent under this Agreement; (ii) only the consent of the parties to the Administrative Agent Fee Letter and the Fee Letter shall be required to amend, modify or supplement the terms thereof; and (iii) no Lender consent is required to effect an Incremental Amendment, (except as expressly provided in Section 2.05(d) or 2.05(e), as applicable). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 8.02.     Notices, Etc.

(a)           All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to the Borrower, at its address at GenCorp Inc., P.O. Box 537012, Sacramento, CA 95813-7012, fax number 916-351-8608, Attention:  Chief Financial Officer; if to any Initial Lender, at its Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance, as applicable, pursuant to which it became a Lender; and if to the Agent, at its address at 2001 Bryan Street, 10th Floor, Dallas, Texas 75201, fax number 214-468-5539, Attn: Melinda K. Valentine; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).  Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or their written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 8.03.     No Waiver:  Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.     Costs and Expenses; Indemnity.

(a)           Costs and Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay on the Effective Date, or in respect of expenses incurred after the Effective Date, promptly, and in any event within ten (10) days after written demand therefore, (i) all reasonable and documented costs and expenses of one counsel to the Lenders in connection with the negotiation, preparation and execution of this Agreement and any consents, amendments, waivers or other modifications thereto; (ii) the fees, expenses and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution and administration of this Agreement and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iii) all reasonable and documented costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by the Agent; and (iv) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees and costs of settlement, incurred by the Agent or any Lender in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under any documents executed in connection herewith or protection of its rights under the Agent (whether through negotiations, legal proceedings or otherwise) by reason of such Default or Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings, including the costs of any financial advisor or other outside experts retained by the Agent or any Lender.

(b)           The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors and their respective successors (each, an “Indemnified Party”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature that may be imposed on, incurred by or asserted or awarded against any Indemnified Party, in any way relating to or arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein, any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, any action taken or omitted by the Agent under this Agreement, or the actual or proposed use of the proceeds of the Term Loans, or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or of its Subsidiaries, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party upon demand for any reasonable and documented legal expenses of counsel for all such Indemnified Parties, and other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, related legal or other expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Party.  WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER AND THE BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE, WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY.  The parties hereto agree not to assert, and hereby waive on behalf of their respective Affiliates, the holders of their Equity Securities and their respective officers, directors, employees, agents and advisors, any claim for special, indirect, consequential or punitive damages against any party hereto (including, without limitation, the Borrower, the Agent or any Lender), any of their respective Affiliates or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans; provided that nothing contained in this sentence shall limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in the immediately preceding sentence.

(c)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.10, 2.11 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the resignation or removal of the Agent.

SECTION 8.05.     Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by the Agent or such Lender, whether or not the Agent or such Lender shall have made any demand under this Agreement or such Note.  The Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agent and each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent and such Lender may have.

SECTION 8.06.      Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.07.     Assignments.

(a)           Assignment by Lenders.

(i)            Subject to the conditions set forth in this Section 8.07, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Term Loans owing to it and any Note or Notes held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)           the Borrower; provided that,  no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) after the occurrence and during the continuance of an Event of Default under Section 6.01(a), (b), (g) or (h); and

(2)           the Agent; provided that no consent of the Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund. Any attempted assignment by any Lender in violation of this Section 8.07 shall be null and void.

(b)           Assignments shall be subject to the following additional conditions:

(i)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless each of the Borrower and the Agent otherwise consent;

(ii)           each partial assignment shall be made as an assignment of a proportionate part, and a constant and not varying percentage, of all the assigning Lender’s rights and obligations under this Agreement;

(iii)          the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500; and

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal and state securities laws.

(c)           Subject to acceptance of any Assignment and Acceptance and recording thereof in the Register by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09,  2.10, 2.11 and 8.04).

(d)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(b), the Agent shall have no obligation to accept such Assignment and Acceptance and record the information contained therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for any surrendered Note a new Note payable to such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note payable to the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)           The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No Commitment, Term Loan or Note shall be transferred by any Lender unless such transfer is entered in the Register.

(g)           Any Lender may, in connection with any assignment or designation or proposed assignment or designation pursuant to this Section 8.07, disclose to the assignee or designee or proposed assignee or designee, any information relating to the Borrower and its Affiliates furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or designee or proposed assignee or designee shall agree to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from such Lender.

(h)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Term Loans owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i)            Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower through open market purchase on a non pro-rata basis subject to: (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Agent of such contribution, assignment or transfer of such Term Loans, and the Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Lender participating in any assignment to the Borrower acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Borrower or any of its Subsidiaries or the Agent, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower or its Subsidiaries or the Agent shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, the Agent and any of their Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Agent or other Lenders.

(j)            Assignments by the Borrower. The Borrower shall not have the right to assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment by the Borrower without such consent shall be null and void).

SECTION 8.08.     Governing Law; Submission to Jurisdiction.  This Agreement and each Note (if any) shall be construed in accordance with and governed by the law of the State of New York.  Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County, Borough of Manhattan, and any appellate court from any such federal or state court, for purposes of all suits, actions or legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby; provided that each of the parties hereto agrees that (i) a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (ii) the Agent and each of the Lenders retain the right to bring actions or proceedings against the Borrower in the courts of any other jurisdiction in connection with the exercise of any rights under any agreement related to collateral provided hereunder that is governed by laws other than the law of the State of New York or with respect to any collateral subject thereto.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Documents in the manner provided for notices (other than facsimile) in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 8.09.     Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.  THIS AGREEMENT, THE NOTES, AND THE FEE LETTERS TOGETHER CONSTITUTE THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 8.10.     WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.11.      Patriot Act.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Agent.

SECTION 8.12.     Headings.  Article, Section and other headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13.      Confidentiality.

(a)           The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis), (ii) to the extent requested by any governmental authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations, (iv) to the extent required by any subpoena or similar legal process provided that, in such case and in the case of each of clauses (ii) and (iii) above, the Agent or such Lender as applicable shall use reasonable efforts, consistent with its normal practices, to notify the Borrower promptly thereof prior to disclosure of such Information, to the extent it is not prohibited from doing so by any law or regulation or by such subpoena or legal process, (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 8.13, to (A) any assignee or prospective assignee of any of its rights or obligations under this Agreement (it being understood that such actual or prospective assignee will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that such actual or prospective counterparty will be informed of the confidential nature of such Information and instructed to keep such Information confidential and informed on a need-to-know basis), (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.13 or (B) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower unless the Agent or such Lender, as applicable, shall have knowledge that such source was required to keep such Information confidential.  For the purposes of this Section 8.13, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is either clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of Material Non-Public Information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c)           All information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates or their respective securities.  Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 8.14.     Conversion of Currencies.

(a)           If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 8.15.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of the transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Agent and the Lenders, in each case, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof (irrespective of whether the Agent or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; (d) the Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower or any of its Affiliates, and neither the Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof) and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 8.16.     Interest Rate Limitations. Notwithstanding anything to the contrary contained in this Agreement or any Note, the interest paid or agreed to be paid under this Agreement or any Note shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maturity Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceed the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 8.17.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.18.     Payment Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations hereunder and the termination of this Agreement.

SECTION 8.19.     Rights of Lenders to Receive Payment. Notwithstanding any other provision of this Agreement, but subject to Article IX, the right of any Lender to receive payment of principal, and interest, if any, on the Term Loans, on or after the respective due dates expressed in the Agreement, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Lender.

ARTICLE IX
SUBORDINATION

SECTION 9.01.     Term Loans Subordinated to Senior Indebtedness.  The Borrower covenants and agrees, and each Lender by its execution of this Agreement likewise covenants and agrees, that all Term Loans are subject to the provisions of this Article IX; and each Lender, accepts and agrees to be bound by such provisions and acknowledges that such provisions are for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

Each Lender authorizes and directs the Agent (acting on the written direction of the Required Lenders) on such Lender’s behalf to take such action as the Required Lenders shall direct to acknowledge or effectuate the subordination between the Lenders and the holders of Senior Indebtedness as provided in this Article IX and appoints the Agent as such Lender’s attorney-in-fact for any and all such purposes.

The payment of the principal of, premium, if any, and interest on and any other payment due pursuant to this Agreement or any Notes issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the Effective Date or thereafter created, incurred, assumed or guaranteed.

Each Lender by executing this Agreement acknowledges and agrees that the subordination provisions set forth in this Article IX are, and are intended to be, an inducement and consideration to each holder of any Senior Indebtedness of the Borrower, whether such Senior Indebtedness was created before or after the making of the Term Loans, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness, and such holder is made an obligee hereunder and may enforce directly such subordination provisions.

SECTION 9.02.     Term Loans Subordinated to Prior Payment of All Senior Indebtedness On Dissolution, Liquidation, Reorganization, Etc., of the Borrower.  Upon any payment or distribution of the assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, total or partial liquidation, or reorganization of the Borrower (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation, or receivership proceedings, or upon an assignment for the benefit of creditors, or any marshalling of the assets of the Borrower, or upon any similar proceedings), then in such event:

(a)           all Senior Indebtedness (including principal thereof and interest thereon) shall first be paid in full before any Payment of the Term Loans (as defined in Section 9.05) is made;

(b)           any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the Lenders or the Agent on behalf of the Lenders would be entitled (but excluding any payments due and owing to the Agent on account of its outstanding fees and expenses) except for the provisions of this Article IX, including any such payment or distribution which may be payable or deliverable by reason of the payment of another debt of the Borrower being subordinated to the payment of the Term Loans, shall be paid or delivered by any debtor, custodian or other person making such payment or distribution, directly to the holders of the Senior Indebtedness or their Representative or Representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of and interest on the Senior Indebtedness held or represented by each, for application to payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

(c)           in the event that, notwithstanding the foregoing provisions of this Section 9.02, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, shall be received by the Agent or the Lenders before all Senior Indebtedness is paid in full (but excluding any payments due and owing to the Agent on account of its outstanding fees and expenses), such payment or distribution (subject to the provisions of Sections 9.06 and 9.07) shall be held in trust for the benefit of, and shall be immediately paid or delivered by the Agent or such Lenders, as the case may be, to the holders of Senior Indebtedness remaining unpaid, or their Representative or Representatives, ratably according to the aggregate amounts remaining unpaid on account of the principal of and interest on the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness.

The Borrower shall give prompt notice to the Agent of any dissolution, winding-up, liquidation or reorganization of the Borrower.

Upon any prepayment, payment or distribution of assets of the Borrower referred to in this Article IX, the Agent, subject to the provisions of Sections 7.01 and 7.02, and the Lenders shall be entitled to conclusively rely upon any order or decree by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceeding is pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Agent or to the Lenders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IX; provided that the foregoing shall apply only if such court, trustee, liquidating trustee or other person has been fully apprised of the provisions of this Article.

The Borrower shall promptly notify the holders of Senior Indebtedness (or their Representatives) if payment of the Term Loans is accelerated because of an Event of Default.

SECTION 9.03.      Lenders to be Subrogated to Right of Holders of Senior Indebtedness.  Subject to the prior payment in full of all Senior Indebtedness, the Lenders shall be subrogated (equally and ratably with the holders of all indebtedness of the Borrower which by its express terms is subordinated to indebtedness of the Borrower to substantially the same extent as the Term Loans are subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Borrower applicable to the Senior Indebtedness until the principal of and interest on the Term Loans shall be paid in full, and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of assets, whether in cash, property or securities, distributable to the holders of Senior Indebtedness under the provisions hereof to which the Lenders would be entitled except for the provisions of this Article IX, and no payment pursuant to the provisions of this Article IX to the holders of Senior Indebtedness by the Lenders shall, as among the Borrower, its creditors other than the holders of Senior Indebtedness, and the Lenders, be deemed to be a payment by the Borrower to or on account of Senior Indebtedness, it being understood that the provisions of this Article IX are, and are intended, solely for the purpose of defining the relative rights of the Lenders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

SECTION 9.04.     Obligations of The Borrower Unconditional.  Nothing contained in this Article IX or elsewhere in this Agreement or in any Note is intended to or shall impair the obligation of the Borrower, which is absolute and unconditional, to pay to the Lenders the principal of and interest on the Term Loans, as and when the same shall become due and payable in accordance with the terms of this Agreement, or to affect the relative rights of the Lenders and other creditors of the Borrower other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Agent or any Lender from exercising all remedies otherwise permitted by applicable law upon the happening of an Event of Default under this Agreement, subject to the provisions of Article VI, and the rights, if any, under this Article IX of the holders of Senior Indebtedness in respect of assets, whether in cash, property or securities, of the Borrower received upon the exercise of any such remedy.

SECTION 9.05.     Borrower Not to Make Payment with Respect to Term Loans in Certain Circumstances.  Upon the occurrence of any default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness (a “Payment Default”), unless and until the amount of Senior Indebtedness affected by such Payment Default then due shall have been paid in full, or such Payment Default shall have been cured or waived or shall have ceased to exist, the Borrower shall not pay principal of, premium, if any, or interest on the Term Loans or any other amount due pursuant to this Agreement or any Notes or make any prepayment pursuant to Section 2.08 (collectively, “Payment of the Term Loans”).

Unless Section 9.02 shall be applicable, upon (1) the occurrence of a default on Designated Senior Indebtedness (other than a Payment Default) that occurs and is continuing that permits the holders of such Designated Senior Indebtedness (or their Representative or Representatives) to accelerate its maturity and (2) receipt by the Borrower and the Agent from the holders of such Designated Senior Indebtedness or their respective agents or Representatives of written notice of such occurrence and the imposition of a Payment Blockage Period hereunder, then the Borrower shall not make any Payment of the Term Loans for a period (the “Payment Blockage Period”) commencing on the earlier of the date of receipt by the Borrower or the Agent of such notice and ending on the earlier of (subject to any blockage of payments that may then be in effect under this Section 9.05) (x) the date 179 days after such date, (y) the date such default shall have been cured or waived in writing or shall have ceased to exist or such Senior Indebtedness shall have been discharged, or (z) the date such Payment Blockage Period shall have been terminated by written notice to the Borrower or the Agent from such holders of such Designated Senior Indebtedness, or their respective agents or Representatives, after which, in case of clause (x), (y) or (z), as the case may be, the Borrower shall resume making any and all required payments.  Notwithstanding any other provision of this Agreement, only one Payment Blockage Period may be commenced within any consecutive 365-day period, and no event of default with respect to any Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to such Designated Senior Indebtedness shall be, or can be made, the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.  In no event will a Payment Blockage Period extend beyond 179 days.

In the event that, notwithstanding the foregoing provisions of this Section 9.05, any Payment of the Term Loans shall be made by or on behalf of the Borrower and received by the Agent or any Lender, which payment was prohibited by this Section 9.05, then, unless and until the amount of Senior Indebtedness then due, as to which a default shall have occurred, shall have been paid in full, or such default shall have been cured or waived, such payment (subject, in each case, to the provisions of Sections 9.06 and 9.07) shall be held in trust for the benefit of, and shall be immediately paid over to, the holders of Senior Indebtedness or their Representative or Representatives, ratably according to the aggregate amounts remaining unpaid on account of the principal of and interest on the Senior Indebtedness held or represented by each (in such amounts, and at such times, as shall be directed by Borrower in writing to the Agent) for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of Senior Indebtedness.  The Borrower shall give prompt written notice to the Agent of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued.

SECTION 9.06.  Notice to Agent.  The Borrower shall give prompt written notice to the Agent of any fact known to the Borrower which would prohibit the making of any payment to or by the Agent in respect of the Term Loans, but failure to give such notice shall not affect the subordination provided in this Article IX of the Term Loans to Senior Indebtedness.  Notwithstanding the provisions of this Article IX or any other provision of this Agreement, the Agent shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Agent, unless and until the Agent shall have received written notice thereof from the Borrower or from the holder or holders of Senior Indebtedness or from their Representative or Representatives; and, prior to the receipt of any such notice, the Agent, subject to the provisions of Sections 7.01 and 7.02, shall be entitled to assume conclusively that no such facts exist.

The Agent shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a Representative of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a Representative of any such holder.  In the event that the Agent determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article IX, the Agent may request such Person to furnish evidence to the reasonable satisfaction of the Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of each Person under this Article IX, and if such evidence is not furnished, the Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 9.07.     Application by Agent of Monies Deposited with It.  Any deposit of monies by the Borrower with the Agent (whether or not in trust) for the payment of the principal of or interest on any Term Loans shall be subject to the provisions of Sections 9.01, 9.02, 9.03 and 9.05; except that, if at least three Business Days prior to the date on which by the terms of this Agreement any such monies may become payable for any purpose (including, without limitation, the payment of either the principal of or interest on any Term Loan), the Agent shall not have received with respect to such monies the notice provided for in Section 9.06, then the Agent shall have full power and authority to receive such monies and to apply such monies to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to or after such date.  This Section 9.07 shall be construed solely for the benefit of the Agent and shall not otherwise affect the rights that holders of Senior Indebtedness may have to recover any such payments from the Lenders in accordance with the provisions of this Article IX.

SECTION 9.08.     Subordination Rights Not Impaired by Acts or Omissions of the Borrower or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.  The holders of any Senior Indebtedness may extend, renew, modify or amend the terms of such Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Borrower, all without affecting the liabilities and obligations of the parties to this Agreement or the Lenders.  No amendment of this Article IX or any defined terms used herein or any other Sections referred to in this Article IX which adversely affects the rights hereunder of holders of Senior Indebtedness, shall be effective unless the holders of such Senior Indebtedness (required pursuant to the terms of such Senior Indebtedness to give such consent) have consented thereto.

SECTION 9.09.     Right of Agent to Hold Senior Indebtedness.  The Agent, in its individual capacity, shall be entitled to all of the rights set forth in this Article IX in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in this Agreement shall be construed to deprive the Agent of any of its rights as such holder.  Nothing in this Article IX shall apply to claims of, or payments to, the Agent under or pursuant to Section 2.04.

SECTION 9.10.      Article IX Not to Prevent Events of Default.  The failure to make a Payment of the Term Loans by reason of any provision in this Article IX shall not be construed as preventing the occurrence of an Event of Default under Section 6.01.

SECTION 9.11.     No Fiduciary Duty Created to Holders of Senior Indebtedness.  Notwithstanding any other provision in this Article IX, the Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness by virtue of the provisions of this Article IX or otherwise.  With respect to the holders of Senior Indebtedness, the Agent undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article IX and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into this Agreement against the Agent.

SECTION 9.12.     Contractual Subordination. This Section 9 represents a bona fide agreement of contractual subordination pursuant to Section 510(b) of the Title 11, U.S. Code.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GENCORP INC., as Borrower

By:	/s/ Kathleen E. Redd
Name:	Kathleen E. Redd
Title:	Vice President, CFO

[Signature Page to GenCorp Inc. Subordinated Delayed Draw Credit Agreement]

THE BANK OF NEW YORK MELLON, as the Agent

By:	/s/ Robert A. Weil
Name:	Robert A. Weil
Title:	Vice President

[Signature Page to GenCorp Inc. Subordinated Delayed Draw Credit Agreement]

[Signature Page to GenCorp Inc. Subordinated Delayed Draw Credit Agreement]

APOLLO INVESTMENT CORPORATION

By: Apollo Investment Management, L.P., its Advisor

By: ACC Management, LLC, its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	Chief Investment Officer

BEACH POINT CAPITAL MANAGEMENT LP, not in its individual capacity but on behalf of certain funds and accounts it manages or advises as listed on the List of Lenders attached to the Fee Letter and in the amounts and percentages set forth thereon, severally and not jointly based on such amounts and percentages (individually, each a “BPC Lender” and collectively, the “BPC Lenders”)

By:	/s/ Carl Goldsmith
Name:	Carl Goldsmith
Title:	Co-Chief Investment Officer

[Signature Page to GenCorp Inc. Subordinated Delayed Draw Credit Agreement]

SCHEDULE I

COMMITMENTS

Lender	Commitment
Beach Point Capital Management LP (on behalf of the BPC Lenders)	$50,000,000.00
Apollo Investment Corporation	$50,000,000.00

TOTAL:	$100,000,000.00

EXHIBIT A – FORM OF
PROMISSORY NOTE

PROMISSORY NOTE

$_____________	Dated: ________ , 201__

FOR VALUE RECEIVED, the undersigned, GENCORP INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [ ] or its registered assignees (the “Lender”) for the account of its Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of $[AMOUNT OF THE LENDER’S COMMITMENT IN FIGURES] or, if less, the aggregate principal amount of the Term Loans made by the Lender to the Borrower pursuant to the Subordinated Delayed Draw Credit Agreement dated as of April 18, 2014, among the Borrower, the Lender and certain other lenders parties thereto, and The Bank of New York Mellon, as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to The Bank of New York Mellon, as Agent, at the Agent’s Account, in same day funds.  Each Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto that is part of this Promissory Note; provided that the failure to make a notation of any such Term Loan or payment made on this Promissory Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Loan by the Lender being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.

As provided in the Credit Agreement, the Borrower hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County, Borough of Manhattan, and any appellate court from any such federal or state court, for purposes of all suits, actions or legal proceedings arising out of or relating to the Credit Agreement, this Promissory Note or the transactions contemplated thereby; provided that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Exibit A-1

The terms of this Promissory Note are subject to amendment only in the manner provided in the Credit Agreement.  The Borrower promises to pay all reasonable and invoiced out-of-pocket fees, charges and expenses, all as provided in the Credit Agreement, of counsel retained by the Lender in connection with the collection and enforcement of this Promissory Note (whether through negotiations, legal proceedings or otherwise).  The Borrower and any endorsers of this Promissory Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GENCORP INC.

By:
Name:
Title:

Exibit A-2

TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A-3

EXHIBIT B – FORM OF
NOTICE OF BORROWING

NOTICE OF BORROWING

[Date]

The Bank of New York Mellon, as Agent
for the Lenders parties
to the Credit Agreement
referred to below

Attention:  Melinda K. Valentine, Vice President

Ladies and Gentlemen:

The undersigned, GenCorp Inc., refers to the Subordinated Delayed Draw Credit Agreement, dated as of April 18, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto from time to time  and The Bank of New York Mellon, as administrative agent (the “Agent”)  for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a)(i) of the Credit Agreement that the undersigned hereby requests a LIBOR Rate Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such LIBOR Rate Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a)(i) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                                                        , 201           . 1

(iii) The aggregate amount of the Proposed Borrowing is $                                            .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date); and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

Very truly yours,

GENCORP INC.

By:
Name:
Title:

1 Insert a date that is at least two (2) Business Days after the date hereof.

Exhibit B-1

EXHIBIT C – FORM OF
ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	_____________________
2.	Assignee:	_____________________
[and is a Lender/an Affiliate of [identify Lender]/an Approved Fund]
3.	Borrower:	GenCorp Inc.
4.	Agent:	The Bank of New York Mellon, as administrative agent under the Credit Agreement
5.	Credit Agreement:	Subordinated Delayed Draw Credit Agreement, dated as of April 18, 2014, among GenCorp Inc., a Delaware corporation, The Bank of New York Mellon, as Agent, and the other Lenders party thereto

Exhibit C-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Term Loans for all Lenders	Amount of Commitment/ Term Loans Assigned	Percentage Assigned of Commitment/Term Loans1
	$	$	%

7.	Assignee’s
Lending Office: _________________

Effective Date:                  , 20          [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

To the extent that the Assignee is not already a “Lender” under the Credit Agreement, the Assignee agrees to deliver to the Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

1 Set forth, to at least 9 decimals, as a percentage of the Commitment Term Loans of all Lenders thereunder.

Exhibit C-2

[Consented to and Accepted]:

The Bank of New York Mellon, as Agent

By:
Name:
Title:

[Consented to:]2

GENCORP INC.

By:
Name:
Title:

2 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit C-3

Standard Terms And Conditions For
Assignment And Assumption

1.  Representations and Warranties.

1.1 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document delivered pursuant thereto, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other instrument or document delivered pursuant thereto.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.02 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to or otherwise conferred upon the Agent by the terms thereof together with such powers as are reasonably incidental thereto.

2.  Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.  Effect of Assignment. Upon the delivery of a fully executed original hereof to the Agent, as of the Effective Date (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights, and be relieved from its obligations, under the Credit Agreement and the other documents and instruments delivered pursuant thereto.

Annex 1 to Assignment and Acceptance - 1

4.  General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1 to Assignment and Acceptance - 2

EXHIBIT D – FORM OF
SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

April __, 2014

The undersigned Chief Financial Officer of GenCorp Inc., a Delaware corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate on behalf of the Borrower.

Reference is made to that Subordinated Delayed Draw Credit Agreement, dated as of April 18, 2014 (the “Credit Agreement”), among GenCorp Inc., a Delaware corporation (the “Borrower”),  the lenders from time to time party thereto (the “Lenders”), and The Bank of New York Mellon, as administrative agent (the “Administrative Agent”).  All capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement.

The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies that:

A.           After giving effect to the incurrence of the Initial Term Loans under the Credit Agreement, the Borrower, together with its Subsidiaries taken as a whole, is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

B.           After giving effect to the incurrence of the Initial Term Loans under the Credit Agreement, the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature in their ordinary course.

C.           The present fair saleable value of the consolidated assets of the Borrower and its Subsidiaries, measured on a going concern basis, is not less than the amount that will be required to pay the probable liability (including those to be incurred under the Credit Agreement) on the debts of the Borrower and its Subsidiaries, on a consolidated basis, as they become absolute and matured.

This Solvency Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

Exhibit D

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first above written.

GENCORP INC., a Delaware corporation

By:
	Name	Kathleen E. Redd
	Title:	Chief Financial Officer

EXHIBIT E – FORM OF
CONVERSION NOTICE

FORM OF CONVERSION NOTICE

Dated _________ ___, 201_

The Bank of New York Mellon, as administrative agent under the
Subordinated Delayed Draw Credit Agreement (as defined below)
2001 Bryan Street, 10th Floor Dallas, Texas 75201
Attention: Melinda K. Valentine

Ladies and Gentlemen:

Reference is made to the Subordinated Delayed Draw Credit Agreement, dated as of April 18, 2014 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GENCORP INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages thereto (the “Initial Lenders”), THE BANK OF NEW YORK MELLON (“BNYM”), as administrative agent (together with any successor administrative agent appointed thereto, the “Agent”) for the Lenders. Pursuant to Section 2.02(a)(ii) of the Credit Agreement, the Borrower desires to convert the following Base Rate Loans to LIBOR Rate Loans, each such conversion to be effective as of _________________ ___, 201_:4

$[___,___,___]	Base Rate Loans, originally made on _________ ___, 201_, to be converted to LIBOR Rate Loans.

[Signature Page Follows]

4 Insert a date that is at least two (2) Business Days after the date hereof.

Annex 1 to Assignment and Acceptance - 1

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion contemplated hereby that would constitute an Event of Default.

GENCORP INC.,

By:
Name
Title:

Annex 1 to Assignment and Acceptance - 2